SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

SMART MODULAR TECHNOLOGIES, INC.,

SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED,

and

SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC.,

as Borrowers,

THE OTHER OBLIGORS NAMED HEREIN,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as the Administrative Agent

Dated as of April 30, 2007

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of April 30, 2007 by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the arranger, administrative agent and security trustee for the Lenders (“Agent”), and, on the other hand, SMART MODULAR TECHNOLOGIES, INC., a California corporation, as successor by merger to Modular Merger Corporation, a California corporation (“US Borrower”), SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED, a company incorporated under the laws of England and Wales (“UK Borrower”), SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC., an exempted company organized under the laws of the Cayman Islands (“PR Borrower”, and together with US Borrower and UK Borrower, each individually referred to herein as a “Borrower”, and individually and collectively, as the “Borrowers”), and the other Obligors identified on the signature pages hereof.

RECITALS

WHEREAS, Borrowers, the persons party thereto as lenders (the “Original Lenders”), Wells Fargo Foothill, Inc., a California corporation, as administrative agent (the “Original Agent”), and the persons party thereto as obligors have previously entered into that certain Amended and Restated Loan and Security Agreement, dated as of March 28, 2005 (as further amended to the date hereof, the “Original Loan Agreement”), pursuant to which, among other things, the Original Lenders have provided certain loans and other financial accommodations to Borrowers, which obligations were guaranteed by certain affiliates of the Borrowers;

WHEREAS, the Borrowers have requested that certain amendments be made to the Original Loan Agreement to, among other things, (i) increase the Maximum Revolver Amount available under this Agreement, (ii) amend certain financial covenants applicable to the Borrowers, and (iii) make certain other changes to the terms and provisions of the Original Loan Agreement;

WHEREAS, the Lenders are willing to continue to make loans and provide other financial accommodations to the Borrowers and Agent is willing to continue to act as administrative agent and security trustee for the Lenders, all on the terms and conditions set forth herein; and

WHEREAS, the parties hereto have agreed to amend and restate the Original Loan Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of any Obligor or any of its Subsidiaries.

“Addendum to Intercompany Subordination Agreement” means that certain Addendum to Second Amended and Restated Intercompany Subordination Agreement, dated as of April 30, 2007, executed by Smart Modular Malaysia.

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Administrative Borrower” has the meaning set forth in Section 17.12.

“Advance” means each individually and “Advances” means collectively, the US Borrower Advances, the PR Borrower Advances and the UK Borrower Advances.

“Adjusted EBITDA” means, with respect to any period, Parent and its Subsidiaries’ Consolidated Net Income, minus, without duplication and to the extent included in determining such Consolidated Net Income, extraordinary gains and interest income, plus, without duplication and to the extent excluded in determining such Consolidated Net Income, (i) extraordinary or other non-recurring non-cash losses, (ii)  interest expense, (iii) income taxes, and (iv) depreciation and amortization, in each case for such period, as determined in accordance with GAAP.

“Adjusted Quick Ratio” means, as of any date of determination, the ratio of (i) the sum of Aggregate Accounts Receivable plus Aggregate Unrestricted Cash Equivalents minus Aggregate Accounts Payable to (ii) the Maximum Revolver Amount.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent” means Wells Fargo, in its capacity as administrative agent and security trustee for the Lender Group and the Bank Product Providers hereunder and under certain of the other Loan Documents, and any successor thereto.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means, with respect to any Borrower, the Deposit Account of Agent for such Borrower identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Obligors to Agent under this Agreement or the other Loan Documents and any other Liens at any time granted or assigned to Agent under any of the Loan Documents.

“Aggregate Accounts Receivable” means, as of any date of determination, the aggregate amount of Accounts owing to any of (i) US Borrower, (ii) UK Borrower and (iii) PR Borrower, which were created in the ordinary course of such Borrower’s business and arise out of the sale of goods or rendition of services by such Borrower.

“Aggregate Accounts Payable” means, as of any date of determination, the aggregate amount of all accounts payable owed by any of (i) US Borrower, (ii) UK Borrower and (iii) PR Borrower.

“Aggregate Unrestricted Cash Equivalents” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents which are unrestricted in accordance with GAAP and owned by any of (i) US Borrower, (ii) UK Borrower and (iii) PR Borrower.

“Agreed Currency” means (a) Dollars, and (b) the lawful currency of each Specified State and the Euro. If, after the designation by Agent of any currency as an Agreed Currency, (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (ii) such currency is, in the determination of Agent, no longer readily available or freely traded or (iii) in the determination of Agent, an equivalent amount of such currency valued in Dollars at the applicable Exchange Rate is not readily calculable, Agent shall promptly notify Administrative Borrower, and such currency shall no longer be an Agreed Currency until such time, if ever, as Agent agrees to reinstate such currency as an Agreed Currency.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignee” has the meaning set forth in Section 14.1.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or employee of Administrative Borrower listed on Schedule A-2, as such Schedule may be amended by Administrative Borrower upon three (3) days’ prior written notice to Agent.

“Bank Product” means of the following financial accommodations extended to any Obligor or any of its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Obligor or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Obligor or any of the Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements for the payment of money, whether absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Obligor or any of the Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Obligor or any of the Subsidiaries.

“Bank Product Provider” means any Lender or any of their respective Affiliates.

“Bankruptcy Code” means, as applicable, (i) title 11 of the United States Code, (ii) the Insolvency Act 1986 (and such secondary legislation as refers thereto); or (iii) any similar legislation in a relevant jurisdiction, in each case, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate in its Permitted Discretion (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means any Advance or portion thereof that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means zero percentage points (0.00%).

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA for which any Obligor or ERISA Affiliate of any Obligor has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years, a “defined benefit plan” (plano de benefícios definidos) established by a “public or private pension fund” (entidade fechada ou aberta de previdência complementar) for which any Obligor or any Subsidiary has been a “sponsor” (patrocinador, instituidor ou contratante de plano de benefícios coletivo) (as all such terms are defined or used in Brazilian Complementary Law 109, dated May 29, 2001, and in the applicable regulations issued thereunder by the Brazilian Superintendency of Private Insurances (Superintendência de Seguros Privados) and Secretary of Private Pension Funds (Secretaria de Previdência Complementar)).

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means all of each Obligor’s now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of each Obligor’s and the Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), in each case, to a Borrower.

“Business Day” means any day that is not (a) a Saturday or a Sunday, or (b) any day on which banks are authorized or required to close (i) in the case of any Obligor, in the State of California, (ii) in the case of PR Borrower, the Commonwealth of Puerto Rico or (iii) in the case of UK Borrower, England and Scotland, except that, in any case if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all cash expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP; provided however, that solely for purposes of calculating compliance with Section 7.18 of this Agreement, cash expenditures that are capital expenditures as determined in accordance with GAAP and made with proceeds resulting from (1) the sale or disposition of property of any applicable Person or (2) payment by an insurer under any insurance policy as a result or any casualty or loss related to property insured under such insurance policy of the applicable Person shall not be included in calculating the aggregate amount of cash expenditures that are capital expenditures of such Person and its Subsidiaries.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means, collectively, US Cash Equivalents and Foreign Cash Equivalents.

“Cash Management Account” has the meaning set forth in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance reasonably satisfactory to Agent, each of which is among any Obligor or one of the Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“Cayman Deed of Charge” means each individually and “Cayman Deeds of Charge” means collectively, with respect to the Obligor Collateral of each Cayman Obligor, a deed of charge between such Cayman Obligor and the Agent, as each Cayman Deed of Charge may be amended, supplemented and/or otherwise modified from time to time.

“Cayman Obligor” means each individually and “Cayman Obligors” means collectively, Parent, Cayman Parent II, Cayman Parent III, Cayman Parent IV, Foreign Holdings and PR Borrower.

“Cayman Parent II” means SMART Modular Technologies (Global), Inc., an exempted company organized under the laws of the Cayman Islands.

“Cayman Parent III” means SMART Modular Technologies (DH), Inc., an exempted company organized under the laws of the Cayman Islands.

“Cayman Parent IV” means SMART Modular Technologies (CI), Inc., an exempted company organized under the laws of the Cayman Islands.

“Cayman Pledge Agreements” means, collectively, (a) the equitable mortgage and charge in respect of the shares issued by Cayman Parent II, (b) the equitable mortgage and charge in respect of the shares issued by Cayman Parent III, (c) the equitable mortgage and charge in respect of the shares issued by Cayman Parent IV and (d) the equitable mortgage and charge in respect of the shares issued by Foreign Holdings (and each, a “Cayman Pledge Agreement”), as each may be amended, supplemented and/or otherwise modified from time to time.

“Cayman Share Issuer Undertakings” means duly executed undertakings from each of PR Borrower, Cayman Parent II, Cayman Parent III, Cayman Parent IV and Foreign Holdings in or substantially in the form attached to the relevant Cayman Pledge Agreement.

“Cayman Share Transfer Forms” means a duly executed and undated share transfer forms in or substantially in the form attached to the relevant Cayman Pledge Agreement.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means (a) other than the Permitted Holders, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the Stock of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (“Voting Stock”); (b) Parent ceases to own, directly or indirectly, and control 100% of the outstanding Stock of the Obligors other than as a result of a transaction permitted under Section 7.3 or Section 7.4, or (c) a majority of the members of the Board of Directors of Parent do not constitute Continuing Directors, or (d) any Obligor ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each of its Subsidiaries extant as of the Closing Date other than as a result of a transaction permitted under Section 7.3 or 7.4.

“Closing Date” means the date of the effectiveness of this Agreement pursuant to Section 3.1.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all personal property and assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Obligor in or upon which a Lien is granted to Agent (or any other Person for the benefit of the Lender Group and the Bank Product Providers) under any of the Loan Documents, including without limitation, the Obligor Collateral.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commercial Tort Claim Assignments” has the meaning set forth in Section 4.4(b).

“Commitment” means, with respect to each Lender, its Commitment and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as may be reduced or increased from time to time in accordance with the provisions of Section 14.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 or any other form that is in form and substance reasonably satisfactory to Agent delivered by the chief financial officer of Parent to Agent.

“Consolidated Net Income” means, for any specified period, the net income or loss of Parent and its Subsidiaries determined for such period on a consolidated basis in accordance with GAAP.

“Continuing Director” means (a) any member of the Board of Directors of Parent who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of Parent after the Closing Date if such individual was appointed or nominated for election to such Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors of Parent in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof and (c) any director who was elected to the Board of Directors pursuant to the Shareholders Agreement.

“Control Agreement” means a control agreement, that is in form and substance reasonably satisfactory to Agent, executed and delivered by an Obligor, Agent, and the applicable securities intermediary (with respect to a Securities Account) or a bank (with respect to a Deposit Account).

“Copyright Security Agreement” means a copyright security agreement executed and delivered by any Obligor in favor of Agent, with respect to the copyrights owned by such Person, substantially in the form of Exhibit C-4 or any other form that is in form and substance reasonably satisfactory to Agent, as amended, supplemented and/or otherwise modified from time to time.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1, as such Schedule may be updated from time to time upon notice to Agent and in accordance with the terms of this Agreement.

“Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.

“Dollars” or “$” means United States dollars.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, action, directive, order, claim, litigation, third party investigation, judicial or administrative proceeding, or judgment of which any Obligor or Subsidiary is subject or affected by, involving (a) violations of Environmental Laws by any Obligor or any Subsidiary, or (b) releases of Hazardous Materials (i) at or from any assets or properties of any Obligor, any Subsidiary, or any of their predecessors in interest, (ii) from adjoining properties or businesses on to any property of any Obligor, or any Subsidiary, (iii) from or at any facilities which received Hazardous Materials generated by any Obligor, any Subsidiary, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, decision, by-law, order, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, treaty, directive, guidance document or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding on any Obligor or any Subsidiary, relating to the environment, the effect of the environment on employee health and safety, or Hazardous Materials, including, without limitation: (i) with respect to the United States, Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 USC §6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (but only to the extent it regulates occupational exposure to Hazardous Materials); (ii) with respect to Brazil, Federal Law 6,938, dated August 31, 1981, which creates the Federal Environmental Policy, Federal Law 9,433, dated January 8, 1997, which creates the Federal Water Resources Policy, Federal Law 4,771, dated September 15, 1965, which establishes the Forest Code, Federal Law 7,347, dated July 24, 1985, which governs class actions in respect of environmental damages, Federal Law 9,605, dated February 12, 1998, which establishes criminal and administrative penalties for environmental damages, resolutions issued by Federal Environment Council (Conselho Nacional do Meio Ambiente), State of São Paulo Law 898, dated November 1, 1975, which addresses waterways pollution, and State of São Paulo Law 997, dated May 31, 1976, which addresses pollution control in the State of São Paulo, in each case as amended from time to time; (iii) with respect to Malaysia, the Environmental Quality Act 1974, and the Occupational Safety and Health Act 1994 (but only to the extent it regulates occupational exposure to Hazardous Materials); (iv) with respect to the United Kingdom, The Water Act 2003, Water Industry Act 1991 and 1999, Water Resources Act 1991, Environment Act 1995, Environmental Protection Act 1990, Pollution Prevention and Control Act 1999, Clean Air Act 1993, Planning (Hazardous Substances) Act 1990, Town and Country Planning Act 1990 (but only to the extent such act regulates Hazardous Substances), Health and Safety at Work Act 1974 and Occupiers’ Liability Act 1957 and 1984 (but only to the extent such act regulates occupational exposure to Hazardous Materials), and (v) any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and in each case which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code), and includes machinery, machine tools, motors, furniture, furnishings, trade fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, Inventory or fixtures that are not trade fixtures), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of an Obligor under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of an Obligor under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which an Obligor is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with an Obligor and whose employees are aggregated with the employees of an Obligor under IRC Section 414(o).

“Euro” means the single currency of the Participating Member States.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars published in the Wall Street Journal (Western Edition) on the date of determination (which shall be a Business Day on which the Wall Street Journal (Western Edition) is published), expressed as the number of units of such other currency per one Dollar.

“FEIN” means Federal Employer Identification Number.

“Foreign Borrower” means each of PR Borrower and UK Borrower and “Foreign Borrowers” means collectively, PR Borrower and UK Borrower.

“Foreign Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of any Specified State or issued by any agency thereof and backed by the full faith and credit of such government, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any Specified State or any political subdivision of any such Specified State or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (d) Deposit Accounts, certificates of deposit, bankers’ acceptances or time deposits maturing within 1 year from the date of acquisition thereof, in each case payable in an Agreed Currency and issued or guaranteed by any bank organized under the laws of any Specified State, having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 (calculated at the then applicable Exchange Rate), (e) demand Deposit Accounts maintained with any bank organized under the laws of any Specified State so long as the amount maintained with any individual bank pursuant to this clause (e) is less than or equal to $500,000, (f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

“Foreign Holdings” means SMART Modular Technologies (Foreign Holdings), Inc., an exempted company organized under the laws of the Cayman Islands.

“Foreign Obligor” means any Obligor that is not organized under the laws of the United States.

“Funded Debt” means, as of any date of determination, with respect to Parent and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the outstanding principal amount of all Indebtedness owing by Parent or its Subsidiaries, whether current or long-term, including without limitation, the Obligations hereunder and all obligations evidenced by notes, loan agreements or other similar instruments, bonds, debentures, letters of credit (including standby and commercial), reimbursement agreements, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in each case, whether or not such obligations are contingent or absolute).

“Funded Debt to Adjusted EBITDA Ratio” means, on any date, the ratio of Funded Debt on such date to Adjusted EBITDA for the period of four consecutive fiscal quarters ended on or prior to such date.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States or, where applicable, in accordance with accepted accounting principles in the jurisdiction of the relevant Obligor, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate of formation, memorandum of association, articles of incorporation or association, by-laws, limited partnership agreement, partnership agreement, joint venture agreement or other organizational documents of such Person.

“Governmental Authority” means any federal, state, provincial, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body in any relevant jurisdiction.

“Guarantor” means each of, and “Guarantors” means collectively, US Buyer, Parent, Cayman Parent II and Cayman Parent III (with respect to the Obligations owed by all the Borrowers), US Borrower (with respect to the Obligations owed by UK Borrower and PR Borrower), UK Borrower (with respect to the Obligations owed by PR Borrower), PR Borrower (with respect to the Obligations owed by UK Borrower), and Cayman IV, Smart Modular Malaysia, Modular Brazil, Smart Modular Brazil and Foreign Holdings (with respect to the Obligations owed by UK Borrower and PR Borrower).

“Guaranty Agreements” means (i) those certain continuing Guaranty Agreements, executed and delivered as of April 16, 2004 by certain Guarantors, (ii) those certain Guaranty Agreements, executed and delivered as of March 28, 2005, substantially in the form of Exhibit G-1 or any other form that is in form and substance reasonably satisfactory to Agent, (iii) those certain Guaranty Agreements, executed and delivered as of the Closing Date, substantially in the form of Exhibit G-1 or any other form that is in form and substance reasonably satisfactory to Agent and (iv) any other Guaranty Agreement executed and delivered by a Guarantor, substantially in the form of Exhibit G-1 or any other form that is in form and substance reasonably satisfactory to Agent, in each case for the benefit of the Lender Group and the Bank Product Providers.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP (Extraction Procedure) toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form, (e) polychlorinated biphenyls, and (f) mold, mycotoxins or related microbial matter (naturally occurring or otherwise).

“Hedge Agreement” means (a) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, (b) any foreign exchange contract, currency swap agreements or other similar agreement or arrangement or (c) any commodity price protection agreement or other commodity price hedging arrangement or other similar agreement or other arrangement, now existing or hereafter entered into by any Obligor or any of its Subsidiaries.

“Holdout Lender” has the meaning set forth in Section 15.2.

“Inactive Subsidiaries” means any one or more of the entities as set forth on Schedule I.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all Indebtedness of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such Indebtedness is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, provided that the amount of such obligations shall be calculated based on the net termination value of such obligations, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means (a) any proceeding commenced by or against or in respect of any Person under any provision of the Bankruptcy Code or under any other state, provincial, or federal bankruptcy or insolvency law, (b) any assignments for the benefit of creditors, formal or informal moratoria, compositions, arrangements, extensions generally with or for the benefit of creditors, or any class of them, or (c) any proceedings seeking reorganization, arrangement, winding-up or other similar relief.

“Intercompany Note A” means that certain Promissory Note, dated as April 16, 2004, made by Foreign Holdings for the benefit of PR Borrower, in an aggregate principal amount of up to $9,756,660.

“Intercompany Note B” means that certain Promissory Note, dated as of April 16, 2004, made by Foreign Holdings for the benefit of UK Borrower, in an aggregate principal amount of up to $9,756,660.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by each Obligor and each of their Subsidiaries and Agent, the form and substance of which is satisfactory to Agent, as amended, supplement and/or otherwise modified from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 28, 2005, as amended, supplemented and/or otherwise modified from time to time, by and among Agent, U.S. Bank National Association, as Trustee, and Parent, in form and substance satisfactory to Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (e) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person).

“Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means Wells Fargo or any other Lender that, at the request of the Administrative Borrower and with the consent of the Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs pursuant to Section 2.12.

“L/C” means each individually, and “L/Cs” means collectively, a US Borrower L/C, a UK Borrower L/C or a PR Borrower L/C.

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders (including any Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Obligor or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent under the Loan Documents in connection with the Lender Group’s transactions with Obligors or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches (and other relevant foreign jurisdiction equivalents) and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent under the Loan Documents in the disbursement of funds to or for the account of Obligors or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Obligor or any Subsidiary of any Obligor, (h) Agent’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Obligor or any Subsidiary of any Obligor or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral (including, without limitation, the fees, costs and expenses of any receiver, receiver and manager or other receiver appointed in respect of the Obligor Collateral, whether pursuant to the Loan Documents or otherwise); provided that no stamp, registration, documentary or transfer tax arising from an assignment or transfer of an Advance shall constitute a Lender Group Expense.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means individually and “Letters of Credit” means collectively, a US Borrower Letter of Credit, a UK Borrower Letter of Credit, and a PR Borrower Letter of Credit.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the US Borrower Letter of Credit Usage, plus (b) the UK Borrower Letter of Credit Usage, plus (c) the PR Borrower Letter of Credit Usage.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means the following percentages per annum, based upon the Funded Debt to Adjusted EBITDA Ratio as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 6.3:

Tier	Funded Debt to Adjusted EBITDA Ratio	Percentage Points
1	less than or equal to 1.00 to 1.00	1.25%
2	greater than 1.00 to 1.00 but less	1.50%
	than or equal to 1.50 to 1.00
3	greater than 1.50 to 1.00 but less	1.75%
	than or equal to 2.00 to 1.00
4	greater than 2.00 to 1.00	2.00%

Any increase or decrease in the LIBOR Rate Margin resulting from a change in the Funded Debt to Adjusted EBITDA Ratio shall become effective as of the date that is the earlier of: (a) the last date by which the Obligors are otherwise required to deliver a Compliance Certificate in accordance with Section 6.3 (each such date, a “calculation date”); and (b) the date that is two Business Days after the date (prior to the related calculation date) on which the Obligors actually deliver a Compliance Certificate in accordance with Section 6.3 for such period; provided that, if any Compliance Certificate required to be delivered in accordance with Section 6.3 for any given period is not delivered to Agent on or before the date that is two Business Days after the related calculation date, then Tier 4 shall apply, effective on the related calculation date until two Business Days after such Compliance Certificate is actually received by the Agent.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, charge, pledge, hypothecation, assignment, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Accounts” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Bank Product Agreements, the Cash Management Agreements, the Cayman Deeds of Charge, the Cayman Share Transfer Forms, the Cayman Share Issuer Undertakings, the Control Agreements, the Copyright Security Agreement, if any, the Guaranty Agreements, the Intercompany Subordination Agreement, the Letters of Credit, the Officers’ Certificate, the Patent Security Agreement, the Pre-Merger Collateral Assignment of Rights Agreement, the Post-Merger Collateral Assignment of Rights Agreement, the Stock Pledge Agreements, the Trademark Security Agreement, the UK Borrower Debenture, the UK Borrower Floating Charge, the UK Borrower Side Letter, any note or notes executed by an Obligor in connection with this Agreement and payable to a member of the Lender Group, and any other agreement or amendment entered into or any notice or certificate delivered, now or in the future, by any Obligor or any of their respective Affiliates and any member of the Lender Group in connection with this Agreement or any of the foregoing agreements.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Borrower and its Subsidiaries, taken as a whole (or in the case of Section 5.11, the Borrower making such representation and its Subsidiaries, taken as a whole), (b) a material impairment of any Obligor’s ability to perform its material obligations under the Loan Documents (or a material impairment of any Subsidiary of any Obligor’s ability to perform its material obligations relating to the subordination of its claims against other Obligors under the Intercompany Subordination Agreement) to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Borrower or a Subsidiary of any Borrower.

“Marketable Securities” means cash and Cash Equivalents, obligations of or obligations guaranteed by the United States of America, obligations of or obligations guaranteed by agencies sponsored by the government of the United States of America, commercial paper rated at least A2 or P2 by a nationally recognized rating agency, corporate and municipal bonds (excluding convertible bonds) rated at least BBB or SP-2 by a nationally recognized rating agency and mutual funds.

“Maturity Date” means April 30, 2010.

“Maximum Revolver Amount” means Fifty Million Dollars ($50,000,000).

“Modular Brazil” means Modular Brasil Participações Ltda., a limited liability company (sociedade limitada) organized under the laws of the Federative Republic of Brazil.

“Modular Brazil Pledge Agreement” means a pledge agreement, substantially in the form of Exhibit P-8 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by Foreign Holdings and PR Borrower to Agent with respect to the pledge of the Stock of Modular Brazil owned by Foreign Holdings and PR Borrower, as amended, supplemented and/or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Novation Agreement” means that certain Novation Agreement, dated as of April 30, 2007, between Foreign Holdings, Wells Fargo Foothill, Inc. and the Agent.

“Obligations” means (a) all Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by any Obligor to the Lender Group or any of them pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that such Obligors are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Obligor” means each of and “Obligors” means collectively, Borrowers and Guarantors.

“Obligor Collateral” means all of each Obligor’s now owned or hereafter acquired right, title, and interest (subject to the specific exceptions contained in any Loan Document) in and to each of the following:

(a) all of its Accounts,

(b) all of its Books,

(c) all of its commercial tort claims,

(d) all of its Deposit Accounts,

(e) all of its Equipment,

(f) all of its General Intangibles,

(g) all of its Inventory,

(h) all of its Investment Property (including all of its securities and Securities Accounts),

(i) all of its Negotiable Collateral,

(j) money or other assets of such Obligor that now or hereafter come into the possession, custody, or control of the Lender,

(k) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof, and

(l) only with respect to PR Borrower, all other business, undertaking, property, assets, revenues, present and future, and any interest therein.

Anything contained in any other provision of this Agreement or any other Loan Document to the contrary notwithstanding, the term “Obligor Collateral” shall not include: (i) except for the Stock of PR Borrower, Smart Modular Malaysia, Modular Brazil and Smart Modular Brazil pledged for the benefit of the Agent to secure obligations of Foreign Obligors pursuant to the Stock Pledge Agreements, Stock of any Subsidiary of any Obligor organized under the laws of the United States that is a CFC, solely to the extent that such Stock represents more than 66% of the total combined voting power of all classes of Stock of such CFC entitled to vote; (ii) any Stock in any Inactive Subsidiaries; (iii) any rights or interest of any Obligor in any lease covering Real Property; (iv) any rights or interest in any contract, lease, permit, license, charter, or license agreement of any Obligor if under the terms of such contract, lease, permit, license, charter, or license agreement, or applicable law with respect thereto, the grant of a security interest therein to Agent is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter, or license agreement, or causes a termination or entitles the other party to terminate, and such prohibition or termination has not been waived or the consent of the other party to such contract, lease, permit, license, charter, or license agreement has not been obtained; provided, however, that the foregoing exclusion shall in no way be construed (a) to apply if and to the extent any described prohibition is unenforceable under Section 9-406, 9-407, or 9-408 of the Code or other applicable law, or (b) so as to limit, impair, or otherwise affect Agent’s continuing security interests in any rights or interests of any Obligor in or to monies due or to become due under any described contract, least, permit, license, charter or license agreement (including any Accounts), or (c) to limit, impair, or otherwise affect Agent’s continuing security interests in any rights or interests of any Obligor in and to any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, or license agreement, (v) motor vehicles the perfection of a security interest in which is excluded from the Code in the relevant jurisdiction, (vi) only to the extent applicable to the PR Borrower and not otherwise permitted under applicable law, the interests or claims under insurance policies (except as to proceeds payable with respect to other covered collateral), judgments, tort claims, tax refunds or tax refund claims or claims against a governmental entity, in each case to the extent such property or assets are located in Puerto Rico or (vii) any assets or property of Smart Modular Malaysia, Modular Brazil or Smart Modular Brazil.

“Officers’ Certificate” means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with Obligors’ completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Agent.

“Original Agent” has the meaning set forth in the recitals to this Agreement.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Parent” means SMART Modular Technologies (WWH), Inc., an exempted company organized under the laws of the Cayman Islands, formerly known as Modular (Cayman) Inc.

“Participant” has the meaning set forth in Section 14.1(e).

“Participating Member States” means those member states of the European Community that adopt or have adopted the Euro as its lawful currency under the legislation of the European Union for European Monetary Union.

“Patent Security Agreement” means a patent security agreement executed and delivered by any Obligor in favor of Agent, with respect to the patents owned by such Person, substantially in the form of Exhibit P-1 or any other form that is in form and substance reasonably satisfactory to Agent, as amended, supplemented and/or otherwise modified from time to time.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) sales, transfers or other dispositions of assets from (i) any Obligor or Subsidiary to an Obligor, or (ii) from a Subsidiary (except for Modular Brazil, Smart Modular Brazil and Smart Modular Malaysia) which is not an Obligor to another Subsidiary which is not an Obligor, (f) sales, transfers or other dispositions in connection with any transaction permitted under Section 7.3, 7.10 or 7.12, (g) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the sale or disposition at fair market value as determined in good faith by the applicable Obligor of the Stock of any Inactive Subsidiary, and (h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other sales, transfers or dispositions at fair market value, the net cash proceeds of which shall not exceed $5,000,000 in any fiscal year.

“Permitted Holders” means (i) TPG III SM, LLC, TPG IV SM, LLC and T3 II SM, LLC and their respective Affiliates, (ii) Francisco Partners, L.P., Francisco Partners Fund A, L.P. and FP Annual Fund Investors, L.L.C. and their respective Affiliates and (iii) Shah Capital Partners, L.P. and their respective Affiliates.

“Permitted Intercompany Investments” means a loan, advance, or other extension of credit or a capital contribution (a) from any Obligor to (i) any other Obligor or (ii) any Subsidiary that is not an Obligor or (iii) any Affiliate (other than as covered in clause (a)(i) or (a)(ii)) so long as such Intercompany Investment complies with subsection (III) below or (b) from any Subsidiary which is not an Obligor to an Obligor or any other Subsidiary (any such transaction, an “Intercompany Investment”), so long as in the case of any Intercompany Investment:

(I) after giving effect to the making thereof, the Person making such Intercompany Investment, if an Obligor, shall, unless such Intercompany Investment is to another Obligor, be Solvent,

(II) the Intercompany Subordination Agreement shall be in full force and effect with respect to any proposed Intercompany Investment among the Obligors and their Subsidiaries as defined in the Intercompany Subordination Agreement, and

(III) (1) in the case of any Intercompany Investment described in clause (a)(ii) or (a)(iii) above if the proceeds of which are subsequently loaned, advanced or contributed to an Obligor:

(A) at least 5 Business Days prior to the date on which any such Intercompany Investment is made, Administrative Borrower provides Agent written notice of such Intercompany Investment together with a copy of the intercompany note applicable thereto, and

(B) Administrative Borrower provides a certificate, in form and substance reasonably satisfactory to Agent, signed by a Responsible Officer to the effect that such Intercompany Investment made to an Affiliate that is not an Obligor shall be made by such non-Obligor Affiliate to an Obligor within the same day such Intercompany Investment is made to such non-Obligor Affiliate, and

(2) in the case of any Intercompany Investment described in clause (a)(ii) above or clause (a)(iii) above, in each case, other than any such Intercompany Investment made in compliance with subsection (III)(1), no Default or Event of Default shall have occurred and be continuing at the time of such Intercompany Investment or would result therefrom.

“Permitted Investments” means the following types of Investments, advances and other amounts: (a) Investments in Marketable Securities, (b) Investments in negotiable instruments for collection made in the ordinary course of business, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to any Obligor or any Subsidiary of any Obligor effected in the ordinary course of business or owing to any Obligor or any Subsidiary of any Obligor as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Obligor or any Subsidiary of any Obligor, (e) Investments existing on the date hereof, (f) Permitted Intercompany Investments, (g) Investments consisting of guarantees constituting Indebtedness permitted under Section 7.1, and (h) other Investments not otherwise permitted pursuant to the foregoing clauses (a) through (g) so long as no Default or Event of Default shall have occurred and be continuing at the time of such Investment or would result therefrom, provided, however, that the aggregate amount outstanding for all Obligors of the Investments specified in clauses (c) through (e) and clause (h) above shall not exceed Thirty-Five Million Dollars ($35,000,000) at any time, and the transaction fees paid in connection with any Investment made after the Closing Date in reliance on clause (h) shall be made in compliance with Section 7.13; provided further, that for purposes of calculating the aggregate amount of Investments outstanding under clause (e) above, any Investment that is also a Permitted Intercompany Investment shall not be deemed an Investment included in the aggregate amount of such Investment outstanding under clause (e) above.

“Permitted Liens” means (a) Liens held by Agent, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) (i) purchase money Liens or the interests of lessors under Capital Leases to the extent that such indebtedness is permitted pursuant to Section 7.1(g) and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof and (ii) the interests of lessors under operating leases, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of any Obligor’s business and not securing Indebtedness for borrowed money, which Liens either (i) are for sums not yet more than 180 days past due, or (ii) are the subject of Permitted Protests, (f) Liens arising from pledges and deposits made in connection with worker’s compensation or other unemployment insurance and other social security laws or regulations or to secure payments of workers’ compensation or unemployment insurance, (g) Liens or deposits to secure performance of bids, statutory obligations, tenders, or leases incurred in the ordinary course of business and not securing Indebtedness for borrowed money, (h) Liens granted as security for surety or appeal bonds in the ordinary course of business, (i) inchoate and unperfected Liens for escheat or use taxes that are not the subject of any judgment or other asserted claim for the payment of money, (j) Liens resulting from any judgment or award that is not an Event of Default pursuant to Section 8.8, (k) with respect to any Real Property, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and zoning restrictions and similar encumbrances that do not materially interfere with or impair the use or operation thereof, (l) subject to the terms of the Intercreditor Agreement, Liens securing Indebtedness permitted pursuant to Section 7.1(c), and (m) Liens on assets other than Inventory, Accounts, Real Property, Cash Management Accounts, or patents, trademarks, copyrights, or other intellectual property rights, and securing Indebtedness or other obligations permitted hereunder in an aggregate amount not exceeding $1,000,000 outstanding at any time.

“Permitted Protest” means the right of an Obligor or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien or other similar applicable law in the jurisdiction of a particular Obligor), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Obligor or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Post-Merger Collateral Assignment of Rights Agreement” means that certain Collateral Assignment of Rights Agreement, dated as April 16, 2004, executed by US Borrower in favor of Agent, together with all other documents related thereto, each in form and substance reasonably satisfactory to Agent, as amended, supplemented and/or modified from time to time.

“PR Borrower” has the meaning set forth in the preamble to this Agreement.

“PR Borrower Advances” has the meaning set forth in Section 2.1(b).

“PR Borrower Availability” means, as of any date of determination, the amount that PR Borrower is entitled to borrow as PR Borrower Advances, such amount being the difference derived when (a) the PR Borrower Revolver Usage then outstanding (including any amount that Agent may have paid for the account of PR Borrower pursuant to any of the Loan Documents and which has not been reimbursed by PR Borrower) is subtracted from (b) PR Borrower Maximum Revolver Amount. If the amount outstanding in clause (a) above is equal to or greater than the amount determined pursuant to clause (b) above, then PR Borrower Availability is zero (-0-).

“PR Borrower L/C” has the meaning set forth in Section 2.12(c).

“PR Borrower Letter of Credit” means a PR Borrower L/C.

“PR Borrower Letter of Credit Usage” means, as of any date of determination, the aggregate amount of all outstanding PR Borrower Letters of Credit.

“PR Borrower Maximum Revolver Amount” means, as of any date of determination, the Maximum Revolver Amount, minus the amount, as of such date, of the sum of (A) the US Borrower Revolver Usage and (B) the UK Borrower Revolver Usage.

“PR Borrower Pledge Agreement” means an equitable mortgage and charge, substantially in the form of Exhibit P-2 or any other form that is in form and substance reasonably satisfactory to Agent, entered into on or about March 28, 2005, between Foreign Holdings and the Agent with respect to the Stock of PR Borrower, as may be amended, supplemented or otherwise modified from time to time.

“PR Borrower Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding PR Borrower Advances, plus (b) the then extant amount of outstanding PR Borrower Letters of Credit.

“Pre-Merger Collateral Assignment of Rights Agreement” means that certain Collateral Assignment of Rights Agreement, dated as of April 16, 2004, executed by each of US Buyer, Foreign Holdings and US Borrower in favor of Agent, together with all other documents related thereto, each in form and substance reasonably satisfactory to Agent, as amended, supplemented and/or otherwise modified from time to time.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Commitment, by (B) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate outstanding principal amount of such Lender’s Advances by (B) the aggregate outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Commitment, by (B) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate outstanding principal amount of such Lender’s Advances by (B) the aggregate outstanding principal amount of all Advances,

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (x) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (y) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Obligor or a Subsidiary of any Obligor and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, in each case, in connection with a release of Hazardous Materials or (e) conduct any other removal or remedial actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning set forth in Section 15.2.

“Report” has the meaning set forth in Section 16.17.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares and giving effect to Section 2.3(c)(iii)) exceed 50%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of an Obligor (or general partner for an Obligor, as applicable).

“Revolver Usage” means, as of any date of determination, the sum of: (a) the US Borrower Revolver Usage, (b) the UK Borrower Revolver Usage, and (c) the PR Borrower Revolver Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Shareholders Agreement” means the Shareholders Agreement dated as of April 16, 2007 between Parent, the Permitted Holders and the other parties named therein or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the existing Shareholders Agreement then in effect.

“Smart Modular Brazil” means Smart Modular Technologies Indústria de Componentes Eletrônicos Ltda., a limited liability company (sociedade limitada) organized under the laws of the Federative Republic of Brazil.

“Smart Modular Brazil Pledge Agreement” means a pledge agreement, substantially in the form of Exhibit P-9 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by Modular Brazil and PR Borrower to Agent with respect to the pledge of the Stock of Smart Modular Brazil owned by Modular Brazil and PR Borrower.

“Smart Modular Malaysia” means Smart Modular Technologies Sdn. Bhd., a corporation organized under the laws of Malaysia.

“Smart Modular Malaysia Pledge Agreement” means a pledge agreement, substantially in the form of Exhibit P-4 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by Foreign Holdings and PR Borrower to Agent with respect to the pledge of the Stock of Smart Modular Malaysia owned by Foreign Holdings and PR Borrower, respectively.

“Solvent” means, with respect to any Person on a particular date, that, (i) at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts or liabilities (including contingent and prospective liabilities) and (ii) such Person is able to pay its debts as they fall due.

“S&P” means Standard & Poor’s Rating Group.

“Specified State” means England, Scotland, Wales, the Cayman Islands, Puerto Rico, Dominican Republic, Canada or any other country approved by Agent in its Permitted Discretion.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Pledge Agreements” means, collectively, the Modular Brazil Pledge Agreement, the Smart Modular Brazil Pledge Agreement, the PR Borrower Pledge Agreement, the Smart Modular Malaysia Pledge Agreement, the UK Borrower Pledge Agreement, the US Buyer Pledge Agreement and the US Borrower Pledge Agreement and the Cayman Pledge Agreements.

“Subsidiary” of a Person means a corporation, partnership, limited partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity. Unless otherwise specified herein, all references to “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Obligors.

“Taxes” has the meaning set forth in Section 16.11.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by any Obligor in favor of Agent, with respect to the trademarks owned by such Person, substantially in the form of Exhibit T-1 or any other form that is in form and substance reasonably satisfactory to Agent, as may be amended, supplemented and/or otherwise modified from time to time.

“Triggering Event” means the occurrence and continuance of an Event of Default.

“UK Borrower” has the meaning set forth in the preamble to this Agreement.

“UK Borrower Advances” has the meaning set forth in Section 2.1(c).

“UK Borrower Availability” means, as of any date of determination, the amount that UK Borrower is entitled to borrow as UK Borrower Advances, such amount being the difference derived when (a) the UK Borrower Revolver Usage then outstanding (including any amount that Agent may have paid for the account of UK Borrower pursuant to any of the Loan Documents and which has not been reimbursed by UK Borrower) is subtracted from (b) UK Borrower Maximum Revolver Amount. If the amount outstanding in clause (a) above is equal to or greater than the amount determined pursuant to clause (b) above, then UK Borrower Availability is zero (-0-).

“UK Borrower Debenture” means the English law fixed and floating debenture executed and delivered by the UK Borrower in favor of the Agent, in form and substance reasonably satisfactory to the Agent.

“UK Borrower Floating Charge” means the English law floating charge executed and delivered by the UK Borrower in favor of the Agent, in form and substance reasonably satisfactory to the Agent.

“UK Borrower L/C” has the meaning set forth in Section 2.12(b).

“UK Borrower Letter of Credit” means a UK Borrower L/C.

“UK Borrower Letter of Credit Usage” means, as of any date of determination, the aggregate amount of all outstanding UK Borrower Letters of Credit.

“UK Borrower Maximum Revolver Amount” means, as of any date of determination, the Maximum Revolver Amount, minus the amount, as of such date, of the sum of (A) the PR Borrower Revolver Usage and (B) the US Borrower Revolver Usage.

“UK Borrower Pledge Agreement” means the English law deed of charge and memorandum of deposit, substantially in the form of Exhibit P-5 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by US Borrower to Agent with respect to the pledge of 66% of the Stock of UK Borrower owned by US Borrower, as may be amended, supplemented and/or otherwise modified from time to time.

“UK Borrower Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding UK Borrower Advances, plus (b) the then extant amount of outstanding UK Borrower Letters of Credit.

“United States” means the United States of America.

“US Borrower” has the meaning set forth in the preamble to this Agreement.

“US Borrower Advances” has the meaning set forth in Section 2.1(a).

“US Borrower Availability” means, as of any date of determination, the amount that US Borrower is entitled to borrow as US Borrower Advances, such amount being the difference derived when (a) the US Borrower Revolver Usage then outstanding (including any amount that Agent may have paid for the account of US Borrower pursuant to any of the Loan Documents and which has not been reimbursed by US Borrower) is subtracted from (b) US Borrower Maximum Revolver Amount. If the amount outstanding in clause (a) above is equal to or greater than the amount determined pursuant to clause (b) above, then US Borrower Availability is zero (-0-).

“US Borrower L/C” has the meaning set forth in Section 2.12(a).

“US Borrower Letter of Credit” means a US Borrower L/C.

“US Borrower Letter of Credit Usage” means, as of any date of determination, the aggregate amount of all outstanding US Borrower Letters of Credit.

“US Borrower Maximum Revolver Amount” means, as of any date of determination, the Maximum Revolver Amount, minus the amount, as of such date, of the sum of (A) PR Borrower Revolver Usage, and (B) the UK Borrower Revolver Usage.

“US Borrower Pledge Agreement” means a pledge agreement, substantially in the form of Exhibit P-6 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by US Buyer to Agent with respect to the pledge of the Stock of US Borrower owned by US Buyer, as amended, supplemented and/or otherwise modified from time to time.

“US Borrower Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding US Borrower Advances, plus (b) the then extant amount of outstanding US Borrower Letters of Credit.

“US Buyer” means SMART Modular Technologies (DE), Inc., a Delaware corporation, formerly known as Modular, Inc.

“US Buyer Pledge Agreement” means a pledge agreement substantially in the form of Exhibit P-6 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by Cayman Parent III to Agent with respect to the pledge of Stock of US Buyer owned by Cayman Parent III.

“US Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) Deposit Accounts, certificates of deposit, bankers’ acceptances or time deposits maturing within 1 year from the date of acquisition thereof issued or guaranteed by any bank organized under the laws of the United States or any state thereof or any United States branch of a foreign bank organized under the laws of a Specified State, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank pursuant to this clause (e) is less than or equal to $500,000 and is insured by the Federal Deposit Insurance Corporation, (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above or assets consisting of fully collateralized repurchase agreements with a term not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria in clause (d) above.

“US Obligor” means any Obligor that is organized under the laws of the United States.

“Voidable Transfer” has the meaning set forth in Section 17.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided that, if the Administrative Borrower notifies the Agent that the Administrative Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof or in the accounting policy of any Obligor or its Subsidiaries so long as such accounting policy is in accordance with GAAP (or if the Agent notifies the Administrative Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof or in such accounting policy (so long as such accounting policy is in accordance with GAAP), then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. When used herein, the term “financial statements” shall include (i) the notes and (ii) the schedules thereto to the extent schedules are required by GAAP. Whenever the term “Obligors” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Obligors and their Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make advances to US Borrower (“US Borrower Advances”) in an aggregate amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the US Borrower Maximum Revolver Amount less the US Borrower Revolver Usage.

(b) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make advances to PR Borrower (“PR Borrower Advances”) in an aggregate amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the PR Borrower Maximum Revolver Amount less the PR Borrower Revolver Usage.

(c) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make advances to UK Borrower (“UK Borrower Advances”) in an aggregate amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to UK Borrower Maximum Revolver Amount less the UK Borrower Revolver Usage.

(d) Intentionally Omitted.

(e) The Lenders shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(f) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2 Intentionally Omitted.

2.3 Borrowing Procedures and Settlements

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 3:00 p.m. (California time) on the Business Day that is the requested Funding Date in the case of a Borrowing of LIBOR Rate Loans or Base Rate Loans, in either case specifying (i) the amount of such Borrowing, (ii) in the case of Advances, whether such Borrowing is to be a US Borrower Advance, a UK Borrower Advance, or a PR Borrower Advance, (iii) the requested Funding Date, which shall be a Business Day, (iv) whether such Borrowing is to be of LIBOR Rate Loans or Base Rate Loans, (v) if such Borrowing is to be of LIBOR Rate Loans, the initial Interest Period applicable thereto, and (vi) the location and number of the account to which the funds are to be disbursed (provided that, if no such account is specified, funds shall be direct to the Designated Account). At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, upon Agent’s request, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.

(b) Intentionally Omitted.

(c) Making of Loans.

(i) Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall immediately notify the Lenders on the Funding Date by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing immediately available to Agent in immediately available funds, to Agent’s Account. Subject to the satisfaction of the conditions precedent set forth in Section 3, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account or such other account designated by the applicable Borrower pursuant to Section 2.3(a)(i), whereupon Administrative Borrower will transfer such funds to the appropriate Borrower; provided, however, Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or the requested Borrowing would exceed the US Borrower Availability, the UK Borrower Availability, or the PR Borrower Availability, as applicable, on such Funding Date.

(ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to the time Agent makes such funds available to Administrative Borrower on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Obligors of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Obligors’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Intentionally Omitted.

(e) Intentionally Omitted.

(f) Intentionally Omitted.

(g) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.

(h) Lenders’ Failure to Perform. All Advances shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 3:00 p.m. (California time) on the date specified herein. Any payment received by Agent later than 3:00 p.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, except to the extent the amount thereof is charged to the Loan Account pursuant to Section 2.10 on or as of such due date, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that any Borrower will not make such payment in full as and when required, Agent may assume that the applicable Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the applicable Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application of Payments.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates.

(ii) Except as provided in Sections 2.4(b)(v) and 2.7(b), all payments shall be remitted to Agent and all such payments made by the US Obligors and all proceeds of Collateral owned by the US Obligors received by Agent, shall be applied as follows:

A. first, to pay any Lender Group Expenses owed by the US Obligors as determined by Agent in its Permitted Discretion and then due to Agent under the Loan Documents, until paid in full,

B. second, to pay any Lender Group Expenses owed by the US Obligors as determined by Agent in its Permitted Discretion and then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C. third, to pay any fees owed by the US Obligors as determined by Agent in its Permitted Discretion and then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

D. fourth, to pay any fees owed by the US Obligors as determined by Agent in its Permitted Discretion and then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E. fifth, so long as no Event of Default has occurred and is continuing, and at Agent’s election, to pay any Bank Product Obligations then due and owing by US Borrower or any of its Subsidiaries, until paid in full (provided that, if an Event of Default has occurred and is continuing and Agent has not agreed to allow payments with respect to Bank Product Obligations, the priority of such payment shall be deferred to item “eighth” below),

F. sixth, so long as no Event of Default has occurred and is continuing, to pay the principal of all US Borrower Advances until paid in full, provided that payments shall be applied, first, to Advances that are Base Rate Loans until paid in full, and, second, to Advances that are LIBOR Rate Loans,

G. seventh, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all US Borrower Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and Lenders, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage for any US Obligor until paid in full, and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve, in respect of Bank Products provided or outstanding to any US Obligor, established prior to the occurrence of, and not in contemplation of, the subject Event of Default until the US Obligors and their Subsidiaries’ obligations in respect of the then extant Bank Products related to such US Obligor have been paid in full or the cash collateral amount has been exhausted,

H. eighth, if an Event of Default has occurred and is continuing, to pay any other Obligations applicable to any US Obligor (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure any US Obligor’s and its Subsidiaries’ obligations in respect of the then extant Bank Products related to such US Obligor), and

I. ninth, to US Obligors (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Except as provided in Sections 2.4(b)(v) and 2.7(b), all payments shall be remitted to Agent and all such payments made by a Foreign Obligor and all proceeds of Collateral owned by such Foreign Obligor received by Agent, shall be applied as follows:

A. first, to pay any Lender Group Expenses owed by such Foreign Obligor (as determined by Agent in its Permitted Discretion) and then due to Agent under the Loan Documents, until paid in full,

B. second, to pay any Lender Group Expenses owed by such Foreign Obligor (as determined by Agent in its Permitted Discretion) and then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C. third, to pay any fees owed by such Foreign Obligor (as determined by Agent in its Permitted Discretion) and then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

D. fourth, to pay any fees owed by such Foreign Obligor (as determined by Agent in its Permitted Discretion) and then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E. fifth, so long as no Event of Default has occurred and is continuing, and at Agent’s election, to pay any Bank Product Obligations then due and owing by such Foreign Borrower or any of its Subsidiaries, until paid in full (provided that, if an Event of Default has occurred and is continuing and Agent has not agreed to allow payments with respect to Bank Product Obligations, the priority of such payment shall be deferred to item “eighth” below),

F. sixth, so long as no Event of Default has occurred and is continuing, to pay the principal of all PR Borrower Advances and UK Borrower Advances until paid in full, provided that payments shall be applied, first, to Advances that are Base Rate Loans until paid in full, and, second, to Advances that are LIBOR Rate Loans,

G. seventh, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all PR Borrower Advances and UK Borrower Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and Lenders, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage for such Foreign Obligor until paid in full, and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve, in respect of Bank Products provided or outstanding to Foreign Obligor, established prior to the occurrence of, and not in contemplation of, the subject Event of Default until such Foreign Obligor and its Subsidiaries’ obligations in respect of the then extant Bank Products related to such Foreign Obligor have been paid in full or the cash collateral amount has been exhausted,

H. eighth, if an Event of Default has occurred and is continuing, to pay any other Obligations applicable to such Foreign Obligor (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure such Foreign Obligor’s and its Subsidiaries’ obligations in respect of the then extant Bank Products related to such Foreign Obligor or such Subsidiary), and

I. ninth, to Foreign Obligors (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(v) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by any Borrower specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(vi) For purposes of this Section 2.4, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5 Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by any Borrower to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than either the Dollar limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), such Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, each Borrower hereby promises to pay its Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to any Borrower’s Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a portion of an Advance that is a Base Rate Loan (or interest thereon or fees charged in connection therewith), or is otherwise accruing interest at the rate applicable to Advances that are Base Rate Loans, at a per annum rate equal to the Base Rate plus the Base Rate Margin;

(ii) if the relevant Obligation is a portion of an Advance that is a LIBOR Rate Loan (or interest thereon or fees charged in connection therewith), at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin;

(b) Letter of Credit Fee. Each Borrower for whose account a Letter of Credit has been issued shall pay Agent (for the ratable benefit of the Lenders, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(h)) which shall accrue at a rate equal to the LIBOR Rate Margin per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit issued for its account.

(c) Default Rate. Upon (x) the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders), and (y) Agent having given Administrative Borrower written notice of such Event of Default and Agent’s election to charge increased interest and/or Letter of Credit fees under this Section 2.6(c) (provided that no such notice is required if the Event of Default is an Event of Default under Section 8.4 or 8.5 hereof),

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to any Borrowers’ Loan Accounts pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Sections 2.11 and 2.13, interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Each Borrower hereby authorizes Agent, from time to time, without prior notice to such Borrower, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(h) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the then extant Bank Product Reserve) to each such Borrower’s Loan Account, which amounts thereafter shall constitute US Borrower Advances, UK Borrower Advances, or PR Borrower Advances, as applicable, hereunder and shall accrue interest at the rate then applicable to US Borrower Advances, UK Borrower Advances, or PR Borrower Advances, as applicable, hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Accounts and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of such Borrower’s Obligations to the extent of such excess.

2.7 Cash Management.

(a) Except as otherwise permitted under Section 7.12, each Borrower shall deposit or cause to be deposited promptly, all of its Collections into an account maintained with Wells Fargo Bank, National Association or a bank account in such Borrower’s name and with respect to which Agent has been granted control under Section 9-104 of the Code (a “Cash Management Account” and each bank at which such an account is maintained, a “Cash Management Bank”). Notwithstanding the foregoing, Wells Fargo Bank, National Association shall be the primary Cash Management Bank with respect to all bank accounts maintained in the United States.

(b) Except as otherwise permitted under Section 7.12, each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and the applicable Borrower, in form and substance reasonably acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank agrees that it will comply with instructions originated by Agent directing disposition of the funds in such Cash Management Account without further consent by the applicable Borrower (which instructions shall only be given by Agent during a Triggering Event), (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment and (iii) only with respect to the Cash Management Agreements of US Borrower, upon notice from Agent (which shall only be given by Agent during a Triggering Event), it immediately will forward by daily sweep all amounts in the applicable Cash Management Account of US Borrower to the Agent’s Account for US Borrower (it being understood that this Section 2.7 does not apply to the Designated Account).

(c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may add or replace a Cash Management Account Bank or Cash Management Account.

(d) Except as otherwise permitted under subsections (a) and (b) above and Section 7.12, each Cash Management Account shall be a cash collateral account, with all cash, checks and similar items of payment in such account securing payment of the Obligations of the Borrower that is the account party with respect to such account, and in which such Borrower has granted a Lien to Agent.

2.8 Crediting Payments.

The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 3:00 p.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 3:00 p.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9 Designated Account.

Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance requested by Borrowers and made by the Lenders hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations.

Agent shall maintain a separate account on its books in the name of each of the Borrowers (collectively, the “Loan Accounts”) on which each Borrower will be charged with its particular Advances made by the Lenders to such Borrower or for such Borrower’s account, the Letters of Credit issued by Issuing Lender for such Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Accounts will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank except, in the case of US Borrower, such amounts that have been forwarded to US Borrower’s Deposit Account pursuant to the last sentence of Section 2.7(b). Agent shall render statements regarding the Loan Accounts to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between each Borrower and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a) Unused Line Fee. On the first day of each quarter during the term of this Agreement in arrears, an unused line fee in the amount equal to twenty-five basis points (0.25%) per annum times (i) the Maximum Revolver Amount, less (ii) the sum of the following, with each average determined as of the immediately preceding quarter: (1) the average Daily Balance of US Borrower Advances plus (2) the average Daily Balance of the US Borrower Letter of Credit Usage plus (3) the average Daily Balance of UK Borrower Advances plus (4) the average Daily Balance of the UK Borrower Letter of Credit Usage plus (5) the average Daily Balance of PR Borrower Advances plus (6) the average Daily Balance of the PR Borrower Letter of Credit Usage,

(b) Upfront Fee. On the Closing Date, an unused line fee in the amount equal to twenty basis points (0.20%) of the Maximum Revolver Amount (the “Upfront Fee”), and

(c) Audit, Appraisal, and Valuation Charges. After the occurrence of an Event of Default, reasonable audit, appraisal, and valuation fees and charges regardless of whether any of the foregoing was performed by personnel employed by Agent, or one or more third Persons.

2.12 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of US Borrower (each, an “US Borrower L/C”). To request the issuance of an US Borrower L/C (or the amendment, renewal, or extension of an outstanding US Borrower L/C), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an US Borrower L/C, or identifying the US Borrower L/C to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such US Borrower L/C is to expire, the amount of such US Borrower L/C, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew, or extend such US Borrower L/C. The Issuing Lender shall have no obligation to issue a US Borrower Letter of Credit if any of the following would result after giving effect to the issuance of such requested US Borrower Letter of Credit:

(i) the US Borrower Letter of Credit Usage would exceed the US Borrower Maximum Revolver Amount (when such US Borrower Letter of Credit Usage is added to the then extant amount of outstanding US Borrower Advances), or

(ii) the US Borrower Letter of Credit Usage would exceed $30,000,000 less the PR Borrower Letter of Credit Usage less the UK Borrower Letter of Credit Usage, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

(b) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of UK Borrower (each, an “UK Borrower L/C”). To request the issuance of an UK Borrower L/C (or the amendment, renewal, or extension of an outstanding UK Borrower L/C), Administrative Borrower shall hand deliver or telecopy or transmit by electronic communication to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an UK Borrower L/C, or identifying the UK Borrower L/C to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such UK Borrower L/C is to expire, the amount of such UK Borrower L/C, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew, or extend such UK Borrower L/C. The Issuing Lender shall have no obligation to issue a UK Borrower Letter of Credit if any of the following would result after giving effect to the issuance of such requested UK Borrower Letter of Credit:

(i) the UK Borrower Letter of Credit Usage would exceed the UK Borrower Maximum Revolver Amount (when such UK Borrower Letter of Credit Usage is added to the then extant amount of outstanding UK Borrower Advances), or

(ii) the UK Borrower Letter of Credit Usage would exceed $30,000,000 less the PR Borrower Letter of Credit Usage less the US Borrower Letter of Credit Usage, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

(c) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of PR Borrower (each, an “PR Borrower L/C”). To request the issuance of a PR Borrower L/C (or the amendment, renewal, or extension of an outstanding PR Borrower L/C), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of a PR Borrower L/C, or identifying the PR Borrower L/C to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such PR Borrower L/C is to expire, the amount of such PR Borrower L/C, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew, or extend such PR Borrower L/C. The Issuing Lender shall have no obligation to issue a PR Borrower Letter of Credit if any of the following would result after giving effect to the issuance of such requested PR Borrower Letter of Credit:

(i) the PR Borrower Letter of Credit Usage would exceed the PR Borrower Maximum Revolver Amount (when such PR Borrower Letter of Credit Usage is added to the then extant amount of outstanding PR Borrower Advances);

(ii) the PR Borrower Letter of Credit Usage would exceed $30,000,000 less the US Borrower Letter of Credit Usage less the UK Borrower Letter of Credit Usage, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

(d) Each Letter of Credit shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, (i) the Borrower that is the account party with respect to such Letter of Credit immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than (A) 3:00 p.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 3:00 p.m., California time, on such date, or (B) if such notice has not been received by Administrative Borrower prior to such time on such date, then (x) not later than 3:00 p.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 3:00 p.m., California time, on the date of receipt, or (y) not later than 11:00 a.m., California time, on the next Business Day after receipt of such notice, and (ii) in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, the applicable Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from such Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(f) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

(e) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(d), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if the applicable Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.12(d), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with such Borrower’s Letters of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct (including a failure to pay under a Letter of Credit after timely presentation of documents strictly complying with such Letter of Credit) of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in such Borrower’s Letter of Credit or any modifications, amendments, or supplements thereto.

(g) Intentionally omitted.

(h) Any and all charges, commissions, fees, and costs imposed any Issuing Lender relating to any Letter of Credit in connection with such Issuing Lender’s standard schedule of charges for amendments, extensions, drawings, renewals and other activity related to such Letter of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be immediately reimbursable by each applicable Borrower to Agent for the account of such Issuing Lender.

(i) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Lender Group any other condition regarding any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group (but, as to any Lender, except (x) any costs relating to payments on account of Taxes and additional amounts required to be paid by such Lender pursuant to, or explicitly excluded from payment by the Obligor under, Section 16.11, and (y) any such cost or reduction as a result of a change of general applicability in (1) taxes imposed on or measured by such Lender’s net income, or (2) franchise taxes imposed on such Lender, in lieu of net income taxes, by the jurisdiction, or any political subdivision thereof, under the laws of which it is organized or otherwise resides for tax purposes or maintains any lending office), then, and in any such case, Agent may, at any time within 270 days after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and US Borrower, UK Borrower, or PR Borrower, as applicable, shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, each Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the US Borrower Advances, UK Borrower Advances, or PR Borrower Advances, as applicable, be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, provided that, subject to clauses (ii) and (iii) below, in the case of any Interest Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such Interest Period, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Agent or Required Lenders may elect to terminate the availability of the LIBOR Option, and, following receipt by the Administrative Borrower of written notice of such termination, Borrowers no longer shall have the option to request that Advances bear interest at a rate based on the LIBOR Rate and Agent shall, at the end of the Interest Period applicable thereto, have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option on behalf of the applicable Borrower by notifying Agent prior to 3:00 p.m. (California time) prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of any applicable Borrower’s election of the LIBOR Option for a permitted portion of the US Borrower Advances, UK Borrower Advances, or PR Borrower Advances, as applicable, and an Interest Period pursuant to this Section shall be made by Administrative Borrower on behalf of such applicable Borrower by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by prompt delivery to Agent of a LIBOR Notice, if requested by Agent). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on the applicable Borrower. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any of such Borrower’s LIBOR Rate Loans other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow (for a reason other than the failure of Agent or a Lender to make an Advance otherwise required to be made pursuant to the terms hereof), convert, continue or prepay any of such Borrower’s LIBOR Rate Loans on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13(b)(2) shall be conclusive absent manifest error.

(iii) Each Borrower shall have not more than 10 LIBOR Rate Loans in effect at any given time. Each Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Prepayments. Each Borrower may prepay its LIBOR Rate Loans at any time; provided, however, that in the event that its LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of such Borrower’s and its Subsidiaries’ Collections in accordance with Section 2.4 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses related to such Borrower in accordance with Section 2.13(b) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent, in consultation with Administrative Borrower, with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except, for any Lender, (x) any costs relating to payments on account of Taxes and additional amounts required to be paid by such Lender pursuant to, or explicitly excluded from payment by the applicable Obligor under, Section 16.11, and (y) changes of general applicability in (1) taxes imposed on or measured by such Lender’s net income, or (2) franchise taxes imposed on such Lender, in lieu of net income taxes, by the jurisdiction, or any political subdivision thereof, under the laws of which it is organized or otherwise resides for tax purposes or maintains any lending office) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii) above). Notwithstanding anything to the contrary herein, no such adjustment of the LIBOR Rate shall be effective (in respect of any additional or increased costs incurred prior to the Administrative Borrower’s receipt of the notice referred to below) if the event giving rise to such additional or increased costs occurred more than 270 days before the relevant Lender’s notice of such event and the related adjustment is received by the Administrative Borrower.

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so. Each Lender at such time having as its lending office an office outside the United States agrees to use reasonable efforts to designate a different lending office if such designation will avoid the need for such a notice of changed circumstances and would not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14 Capital Requirements.

If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Effectiveness of this Agreement.

This Agreement shall become effective upon the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:

(a) the Closing Date shall occur on or before April 30, 2007;

(b) Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i) an acknowledgment regarding the Intercreditor Agreement, executed by Agent, U.S. Bank National Association, as Trustee, and Parent, in form and substance satisfactory to Agent,

(ii) an amendment to the Patent Security Agreement previously executed by US Borrower, dated as of April 16, 2004, in form and substance satisfactory to Agent,

(iii) an amendment to the Trademark Security Agreement previously executed by US Borrower, dated as of April 16, 2004, in form and substance satisfactory to Agent,

(iv) Intentionally omitted,

(v) an amendment and restatement of the Guaranty from each of Parent, Cayman Parent II, Cayman Parent III, Cayman Parent IV and Smart Modular Malaysia and a Guaranty from Smart Modular Brazil and Modular Brazil,

(vi) an amendment and restatement of the Intercompany Subordination Agreement,

(vii) an amendment and restatement of the Cayman Pledge Agreements, together with all certificates representing the shares of Stock pledged thereunder (if any) the Cayman Share Transfer Forms and Cayman Share Issuer Undertakings related thereto,

(viii) amendments to the Cayman Deeds of Charge from each of Parent, Cayman Parent II, Cayman Parent III and Cayman Parent IV,

(ix) an amendment and restatement to the US Buyer Pledge Agreement, together with (if applicable) all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank by the applicable pledgor,

(x) an executed copy of the Novation Agreement, and

(xi) an executed and effective Assignment and Acceptance Agreement entered into by Wells Fargo Foothill, Inc. and Wells Fargo Bank, National Association, and accepted by the Administrative Borrower, pursuant to which the Original Agent’s interest has been transferred to the Agent and the Original Lender’s Commitment has been transferred to the Lenders,

(c) Agent shall have received a certificate from the Secretary or a Responsible Officer of each Borrower attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

(d) Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or a Responsible Officer of such Borrower;

(e) Agent shall have received a certificate of status with respect to each Borrower, dated within 15 days (or such other time as may be agreed by Agent in its Permitted Discretion) of the Closing Date, such certificate to be issued by the appropriate officer or official body of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing (if applicable) in such jurisdiction;

(f) Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days (or such other time as agreed by Agent in its Permitted Discretion) of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) listed on Schedule 3.1(f), which certificates shall indicate that such Borrower is in good standing (if applicable) in such jurisdictions;

(g) Agent shall have received a certificate from the Secretary or a Responsible Officer of each Guarantor attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

(h) Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or a Responsible Officer of such Guarantor;

(i) Agent shall have received a certificate of status with respect to each Guarantor, dated within 10 days (or such other time as agreed by Agent in its Permitted Discretion) of the Closing Date, such certificate to be issued by the appropriate officer or official body of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing (if applicable) in such jurisdiction;

(j) Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days (or such other time as agreed by Agent in its Permitted Discretion) of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) listed on Schedule 3.1(j), which certificates shall indicate that such Guarantor is in good standing (if applicable) in such jurisdictions;

(k) Agent shall have received opinions of:

(i) Ann Nguyen, General Counsel to the Obligors, substantially in the form of Exhibit O-1;

(ii) Davis Polk & Wardwell, special New York counsel to the Obligors, substantially in the form of Exhibit O-2;

(iii) Morris, Nichols, Arsht & Tunnell, special Delaware counsel to SMART Modular Technologies (DE), Inc., substantially in the form of Exhibit O-3;

(iv) DLA Piper Rudnick, special California counsel to US Borrower, substantially in the form of Exhibit O-4;

(v) Maples and Calder, special Cayman Islands counsel to Parent, Cayman Parent II, Cayman Parent III, Cayman Parent IV, Foreign Holdings and PR Borrower, substantially in the form of Exhibit O-5;

(vi) Pietrantoni Mendez & Alvarez LLP, special Puerto Rican counsel to PR Borrower, substantially in the form of Exhibit O-6;

(vii) Shearn Delamore & Co., special Malaysian counsel to Smart Modular Malaysia, substantially in the form of Exhibit O-7;

(viii) Intentionally omitted;

(ix) McGrigors LLP, special United Kingdom counsel to Agent, substantially in the form of Exhibit O-9; and

(x) McGrigors LLP, special Scottish counsel to UK Borrower, substantially in the form of Exhibit O-10;

(l) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement as to which invoices were submitted to the Administrative Borrower at least 2 Business Days prior to the Closing Date;

(m) Obligors and each of their Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Obligors or their Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(n) to the extent not previously provided, Borrowers shall have provided Agent with a list of all of their material contracts and a copy of any such contracts identified by Agent;

(o) Agent shall have received conformed copies of the (i) register of members of each Cayman Obligor and (ii) register of mortgages and charges in respect of each Cayman Obligor;

(p) Agent shall have received evidence of the termination of Wells Fargo Foothill, Inc.’s obligations under (i) any Letter of Credit and (ii) any Hedge Agreement to which Wells Fargo Foothill, Inc. and one or more of the Obligors is a party;

(q) Agent shall have received the Upfront Fee; and

(r) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

3.2 Conditions Subsequent to Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

(a) with respect to Smart Modular Malaysia, Agent shall have received, within 30 days after the Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), (i) an executed copy of the Addendum to Intercompany Subordination Agreement and (ii) evidence satisfactory to Agent that (1) any stamp or documentary taxes applicable to this Agreement, the Novation Agreement, the Intercompany Subordination Agreement, the Addendum to Intercompany Subordination Agreement and the Guaranty from Smart Modular Malaysia shall have been paid, (2) the Guaranty from Smart Modular Malaysia shall have been registered with the Central Bank (Bank Negara) of Malaysia for purposes of administrative exchange control notification only and (3) the Addendum to Intercompany Subordination Agreement has been registered with the High Court of Kuala Lumpur;

(b) within 30 days after the Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), to the extent not delivered on or prior to the Closing Date, deliver to Agent Cash Management Agreements and Control Agreements entered into with Banco Popular de PR with respect to the Deposit Accounts in the name of PR Borrower;

(c) within 30 days after the Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), to the extent not delivered on or prior to the Closing Date, deliver to Agent Cash Management Agreements and Control Agreements entered into with Banco Leon, S.A. with respect to the Deposit Accounts in the name of PR Borrower;

(d) within 30 days after the Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), to the extent not delivered on the Closing Date, deliver to Agent Cash Management Agreements and Control Agreements entered into with Barclays Bank plc with respect to the Deposit Accounts in the name of UK Borrower;

(e) within 30 days after the Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), to the extent not delivered on the Closing Date, deliver to Agent file stamped copies of any document or assignment to required to be filed with any Governmental Authority in Brazil; and

(f) within 30 days after the Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), to the extent not delivered on the Closing Date, deliver to Agent the opinion of Machado, Meyer, Sendacz e Opice, special Brazilian counsel to Modular Brazil, substantially in the form of Exhibit O-8.

3.3 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents made with respect to the Borrower requesting an Advance shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except in each case to the extent that such representations and warranties relate solely to an earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.4 Term. This Agreement shall continue in full force and effect until the Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default in accordance with Section 9.1.

3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit but excluding all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations). Notwithstanding the foregoing, Bank Product Obligations shall be subject to the terms and conditions (including as to termination) set forth in the applicable Bank Product Agreements, and, in connection with any termination of this Agreement, such termination and the release of any applicable Agent’s Liens shall be subject to the provision by Borrowers of cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations. No termination of this Agreement, however, shall relieve or discharge Obligors or their Subsidiaries of their duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full (or cash collateralized as provided above) and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full (or cash collateralized as provided above) and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6 Early Termination by Borrowers.

Borrowers (acting collectively only) have the option, at any time upon 30 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations), in full. No single Borrower may terminate this Agreement as to such Borrower. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Obligor (other than Smart Modular Malaysia, Modular Brazil and Smart Modular Brazil) has granted, and hereby reaffirms its prior grant to the Agent (as successor to the Original Agent), and hereby grants to the Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Obligor Collateral in order to secure prompt repayment of any and all of its Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Obligors of each of their covenants and duties under the Loan Documents. The Agent’s Liens in and to the Obligor Collateral shall attach to all Obligor Collateral without further act on the part of Agent or Obligors. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions or other transactions permitted by Section 7.3 or 7.10, Obligors and their Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral (it being understood, with respect to any such Permitted Disposition of Obligor Collateral or an Obligor (in each case to a Person other than an Obligor), Agent’s Liens in and to such Obligor Collateral or, in the event of a Permitted Disposition of an Obligor, such Obligor’s Obligations hereunder and under the Loan Documents, shall be released automatically upon consummation of such Permitted Disposition, and, if the seller in such Permitted Disposition was an Obligor, the proceeds and products of such Permitted Disposition shall be subject to Agent’s Liens).

4.2 Negotiable Collateral. In the event that any Obligor Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral (other than letter of credit rights and promissory notes in an aggregate amount of up to $1,000,000; provided, however, that if an Event of Default has occurred and is continuing, and if Agent so requests, Borrowers agree to deliver physical possession or control of such items of Collateral), and if and to the extent that Agent determines in its Permitted Discretion that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, the applicable Obligor, promptly following the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of the Obligors that the Obligors’ Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Obligors’ Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Each Obligor agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its Collections that it receives and immediately will deliver, to the extent required pursuant to Section 2.7, such Collections to Agent or a Cash Management Bank in their original form as received by such Obligor or its Subsidiaries.

4.4 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a) Each Obligor authorizes Agent to file any financing statement or financing statement amendment necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Obligors where permitted by applicable law. Each Obligor hereby ratifies the filing of any financing statement previously authorized by it filed without the signature such Obligor prior to the date hereof.

(b) If Obligors or their Subsidiaries acquire any commercial tort claim in excess of $1,000,000 after the date hereof, Obligors shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance reasonably satisfactory to Agent, pursuant to which the applicable Obligor or its Subsidiary shall pledge and collaterally assign all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c) At any time upon the request of Agent (except as expressly permitted otherwise in the Loan Documents), Obligors shall execute or deliver to Agent any and all financing statements, financing statement amendments, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, to the extent applicable, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent in its Permitted Discretion, to create, perfect, and continue to perfect the Agent’s Liens in the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Obligor authorizes Agent to execute any such Additional Documents in the applicable Obligor’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall reasonably require (in the event an Obligor acquires or develops a material patent or files a patent application therefor, immediately upon such acquisition, development and filing), Obligors shall cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify all material patents, patent applications, copyright registrations and registered trademarks acquired or generated by any Obligor as being subject to the security interests created thereunder; provided, however, that (i) no Obligor shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising or developed) unless (a) the applicable Obligor provides Agent with written notice of its intent to register such copyrights not less than 30 days prior to the date of the proposed registration, and (b) prior to such registration, the applicable Obligor executes and delivers to Agent a Copyright Security Agreement, supplemental schedules to an existing Copyright Security Agreement or such other documentation as Agent reasonably deems necessary in order to perfect and continue perfected Agent’s Liens on such copyrights following such registration and (ii) no Obligor shall be obligated to register any copyright, patent or trademark in any jurisdiction outside the United States.

4.5 Power of Attorney. Each Obligor hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Obligor’s true and lawful attorney, with power, in each case to the extent permitted by applicable law, to (a) if such Obligor refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Obligor on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Obligor’s name on any invoice or bill of lading relating to the Obligor Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Obligors’ Accounts to the extent constituting Collateral, (d) endorse such Obligor’s name on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Obligor’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Obligors’ Accounts to the extent constituting Collateral, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Obligor’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6 Right to Inspect. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter upon reasonable notice and at reasonable times to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Obligors’ and their Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.7 Control Agreements. Borrowers agree that they will not transfer assets out of any of their Deposit Accounts or Securities Accounts; provided, however, that (i) any Borrower may make any such transfer if immediately thereafter, the Obligors are in compliance with Section 7.12, and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, Borrowers may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement or the other Loan Documents and, if the transfer is to another bank or securities intermediary (unless otherwise permitted under Section 2.7 or 7.12), so long as the applicable Borrower, Agent, and the substitute bank or securities intermediary have entered into a Control Agreement. Borrowers agree that they will, subject to Sections 2.7, 4.2 and 4.5, and not in limitation of Section 7.12, take any or all reasonable steps that Agent requests in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to any of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights. No Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Obligors without the prior written consent of Agent. Upon the occurrence and during the continuance of an Event of Default, subject to the provisions of any Control Agreement, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account for the applicable Borrower; provided that, notwithstanding anything in any Loan Document to the contrary, Agent agrees that it shall not give any bank or securities intermediary written notice instructing such bank or securities intermediary to cease honoring the applicable Borrower’s instructions unless and until an Event of Default has occurred and is continuing.

5. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Obligor makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except in each case to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 No Encumbrances. Each Obligor and its Subsidiaries has good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property (subject to exceptions that do not, in the aggregate materially impair the use, value or marketability of any such Real Property), in each case, free and clear of Liens except for Permitted Liens and except for assets having de minimis value and not material to their business.

5.2 Intentionally omitted.

5.3 Intentionally omitted.

5.4 Equipment. All of the Equipment of Obligors is used or held for use in their business and is fit for such purposes.

5.5 Intentionally omitted.

5.6 Inventory Records. US Borrower and UK Borrower keep materially correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

5.7 Jurisdiction of Organization; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims.

(a) The jurisdiction of organization of each Obligor and each of its Subsidiaries is set forth on Schedule 5.7(a) (as such Schedule may be updated from time to time by Administrative Borrower on 5 days’ prior written notice to Agent);

(b) The chief executive office of each Obligor and each of its Subsidiaries is located at the address indicated on Schedule 5.7(b) (as such Schedule may be updated pursuant to Section 6.8);

(c) Each Obligor’s and each of its Subsidiaries’ FEIN and organizational identification number, if any, are identified on Schedule 5.7(c) (as such Schedule may be updated from time to time on 5 days’ prior written notice to Agent); and

(d) Obligors and their Subsidiaries do not hold any commercial tort claims involving a claim of more than $1,000,000, except as set forth on Schedule 5.7(d) (as such Schedule may be updated from time to time on 5 days’ prior written notice to Agent).

5.8 Due Organization and Qualification; Subsidiaries

(a) Each Obligor is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change. Schedule 3.1(f) does not, as of the Closing Date, omit any jurisdiction in which the failure of any Borrower to be qualified to do business reasonably could be expected to constitute a Material Adverse Change. Schedule 3.1(j) does not, as of the Closing Date, omit any jurisdiction in which the failure of any Guarantor to be qualified to do business reasonably could be expected to constitute a Material Adverse Change.

(b) Set forth on Schedule 5.8(b), is a complete and accurate description as of the Closing Date of the authorized capital Stock of each Obligor, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Obligor’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Obligor is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock, except as permitted under Section 7.10.

(c) Set forth on Schedule 5.8(c), is a complete and accurate list of each Obligor’s direct Subsidiaries as of the Closing Date, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Obligor. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Obligor’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Obligor or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Obligor’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

(e) Except for any such failure that would not reasonably be expected to result in a Material Adverse Change, all licenses, consents, exemptions, clearance filings, registrations, payments of taxes, notarizations and authorizations as are or may be necessary or desirable for the proper conduct of each Obligor’s business, trade, and ordinary activities for the performance and discharge of its respective obligations and liabilities under the Loan Documents have been obtained and are in full force and effect.

5.9 Due Authorization; No Conflict.

(a) As to each Obligor, the execution, delivery, and performance by such Obligor of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Obligor.

(b) As to each Obligor, the execution, delivery, and performance by such Obligor of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Obligor, the Governing Documents of any Obligor, or any order, judgment, or decree of any court or other Governmental Authority binding on any Obligor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Obligor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Obligor, other than Permitted Liens, or (iv) require any approval of any Obligor’s interestholders or any approval or consent of any Person under any material contractual obligation of any Obligor, other than (i) consents or approvals that have been obtained and that are still in force and effect and (ii) consents or approvals from suppliers, customers or other contractual counterparties of Obligors required for any foreclosure or other exercise of remedies. No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit has been issued and remains in force by any Governmental Authority against any Borrower.

(c) Other than the filing of financing statements and/or financing statement amendments and other filings and registrations required for the creation and perfection of Agent’s Liens on Collateral located outside of the United States, the execution, delivery, and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) consents or approvals that have been obtained and that are still in force and effect and (ii) consents or approvals from any Governmental Authority required by Agent or Lender for any foreclosure or exercise of remedies.

(d) As to each Obligor, this Agreement and the other Loan Documents to which such Obligor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Obligor will be the legally valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) Except as expressly permitted by any Loan Document, the Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.10 Litigation. Other than those matters disclosed on Schedule 5.10 and other than matters that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of each Obligor, threatened against any Obligor, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change.

5.11 Financial Statements; Material Adverse Change. All financial statements relating to any Obligor and its Subsidiaries that have been delivered by such Obligor to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, such Obligor’s and its Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

5.12 Fraudulent Transfer.

(a) Each Obligor is Solvent.

(b) No transfer of property is being made by any Obligor or any Subsidiary of an Obligor and no obligation is being incurred by any Obligor or any Subsidiary of an Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Obligors or their Subsidiaries.

5.13 Employee Benefits. None of Obligors, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan. The Obligors and their Subsidiaries shall ensure that all pension schemes operated by or maintained for the benefit of their employees are operated and maintained as required by law.

5.14 Environmental Condition. Except as set forth on Schedule 5.14 and except as would not reasonably be expected to result in a Material Adverse Change, (a) to Obligors’ knowledge, none of Obligors’ or their Subsidiaries’ properties or assets has ever been used by Obligors, their Subsidiaries, or by previous owners or operators or any third party in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Obligors’ knowledge, none of Obligors’ nor their Subsidiaries’ properties or assets is, or within the last ten (10) years has ever been, designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Obligors nor any of their respective Subsidiaries have received notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by Obligors or their Subsidiaries, (d) none of Obligors or any of their Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency, the UK Environment Agency, a UK Local Authority or predecessors to the same or other competent authorities concerning any action or omission by any Obligor or any Subsidiary of an Obligor resulting from the releasing or disposing of Hazardous Materials into the environment in material violation of any Environmental Law, and (e) Obligors have provided or otherwise made available to Lenders copies of all environmental studies, reports, and other material documents in the possession or knowledge and control of Obligors or the Subsidiary of any Obligors or their advisors relating to any Environmental Actions, Environmental Liabilities and Costs, Remedial Actions, or the presence of any Hazardous Materials (i) at, on, under, or migrating to or from any assets or properties of any Obligor or any Subsidiary of any Obligor, or (ii) at any facility at which Hazardous Materials generated, handled, transported or disposed of by any Obligor, or any Subsidiary of any Obligor, came to be located.

5.15 Brokerage Fees. Obligors and their Subsidiaries have not utilized the services of any broker or finder in connection with obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Obligors or their Subsidiaries in connection herewith.

5.16 Intellectual Property. To Obligor’s knowledge, each Obligor and each Subsidiary of an Obligor owns, or holds licenses in, all trademarks, trade names, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 (as updated from time to time by written notice from Administrative Borrower to Agent) is a true, correct, and complete listing of all material patents, patent applications, registered trademarks, trademark applications, registered copyrights, and copyright applications as to which each Obligor or one of its Subsidiaries is the owner or is an exclusive licensee.

5.17 Leases. Except as would not reasonably be expected to result in a Material Adverse Change, Obligors and their Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating. All of such leases are valid and subsisting and no material default by Obligors or their Subsidiaries exists under any of them.

5.18 DDAs. Set forth on Schedule 5.18 are all of Obligors’ and their Subsidiaries’ Deposit Accounts and Securities Accounts as of the Closing Date (as updated from time to time by written notice from Administrative Borrower to Agent to reflect Deposit Accounts and Securities Accounts opened in accordance with the terms hereof), including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.19 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Obligors or their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Obligors or their Subsidiaries in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time, in each case, in light of the circumstances under which such information was provided; provided that, to the extent any of the foregoing information was, is or will be based upon or constitutes a forecast or projection, each Obligor represents as of the date on which any Projections are prepared for delivery to Agent, with respect to such Projections only that such Projections were prepared in good faith and based on assumptions believed to be reasonable at the time of their preparation (it being understood that such projections and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Obligors and that no assurance can be given that such projections or forecasts will be realized).

5.20 Corporate Structure. Set forth on Schedule 5.20 is the correct and accurate corporate structure of the Obligors, which may be updated by Administrative Borrower from time to time on 5 days’ prior written notice to Agent.

5.21 Inactive Subsidiaries. None of the Inactive Subsidiaries have any Indebtedness or other material liabilities, conducts no material operations or business, and owns no material assets or properties.

5.22 Indebtedness. Set forth on Schedule 5.22 is a true and complete list of all Indebtedness of each Obligor and each Subsidiary of each Obligor outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof as of the Closing Date.

6. AFFIRMATIVE COVENANTS.

Each Obligor covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than unmatured contingent Obligations and Bank Product Obligations), Obligors shall and shall cause each of their respective Subsidiaries to do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables Obligors to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent; provided, that if there has been a change in GAAP contemplated by the proviso set forth in Section 1.2 and Administrative Borrower has delivered the notice contemplated by such proviso, Obligors must deliver financial statements in accordance with GAAP then in effect and also, to the extent necessary to calculate the financial covenants set forth herein, GAAP prior to any change thereto with respect to which Administrative Borrower delivered such notice until such time as an amendment has been entered into in accordance with the terms hereof to adjust the financial covenants to reflect the impact of such GAAP change. Obligors also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales.

6.2 Intentionally omitted.

6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

(a) as soon as available, but in any event within 60 days after the end of each fiscal quarter during each of Parent’s fiscal years,

(i) a consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,

(ii) a Compliance Certificate to the effect that:

A. the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries,

B. the representations and warranties of Obligors contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such financial statements, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (or, to the extent that such representations and warranties are not true and correct in all material respects on and as of such date, describing such inaccuracy as to which he or she may have knowledge and what action, if any, Obligors have taken, are taking, or propose to take with respect thereto), and

C. on and as of the date of such financial statements, there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action, if any, Obligors have taken, are taking, or propose to take with respect thereto),

(b) as soon as available, but in any event within 120 days after the end of each of Parent’s fiscal years,

(i) consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(ii) a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.17 as of the end of such fiscal year, provided, that for purposes of clauses (a) and (b) above, the financial statements required to be delivered pursuant to clauses (a) and (b) above shall be deemed delivered to Agent upon and to the extent that such financial statements are filed with the SEC and such financial statements are made publicly available by the SEC,

(c) as soon as available, but in any event no later than 30 days after the start of each of Parent’s fiscal years, copies of the Projections for such fiscal year, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, certified by the chief financial officer of Parent as being prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof,

(d) if and when filed by any Obligor,

(i) (A) within 60 days after the applicable Obligor’s fiscal quarter end, 10-Q quarterly reports, (B) within 120 days after the applicable Obligor’s fiscal year end, Form 10-K annual reports and (C) within 10 days after filing, Form 8-K current reports, and any other filings made by any Obligor with the SEC, it being understood that, as to any such filings, Obligors may deliver the same by electronic mail (to such email address(es) as may be provided for such purpose from time to time by Agent), including any such electronic mail specifying the applicable filing, and

(ii) any other information that is provided by Parent to its shareholders generally,

(e) Intentionally Omitted,

(f) as soon as any Responsible Officer of any Obligor has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Obligors propose to take with respect thereto, and

(g) promptly after the commencement thereof, but in any event within 3 Business Days after the service of process with respect thereto on any Obligor or any Subsidiary of any Obligor, notice of all actions, suits, or proceedings brought by or against any Obligor or any Subsidiary of any Obligor before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

In addition to the financial statements referred to above, Borrowers agree to deliver the financial statements described in Sections 6.3(a)(i) and 6.3(b)(i) prepared on both a consolidated and consolidating basis and agree that no Subsidiary of Parent will have a fiscal year different from that of Parent. Obligors agree to cooperate with Agent to allow Agent to consult with their independent certified public accountants if Agent reasonably requests the right to do so (and Agent shall notify Obligors as to the timing of such consultations and permit Obligors an opportunity to be present thereat or to otherwise participate therein) and that, in such connection, their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Obligors or their Subsidiaries that Agent reasonably may request.

6.4 Returns. Cause returns and allowances as between Obligors and their Subsidiaries and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of Obligors and their Subsidiaries, as they exist at the time of the execution and delivery of this Agreement.

6.5 Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, as required by the terms of the lease for such property, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder except (subject to Section 6.10 with respect to leases) for any non-compliance therewith and/or any loss or forfeiture thereunder that could not, individually or in the aggregate, reasonably be expected to result in a Lien (other than Permitted Liens) on all or any portion of the Obligor Collateral or otherwise result in a Material Adverse Change.

6.6 Taxes. Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Change, (a) cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Obligors, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest, (b) make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and (c) upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that the applicable Obligor or Subsidiary of any Obligor has made such payments or deposits.

6.7 Insurance.

(a) At Obligors’ expense, maintain insurance respecting their and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses, provided that no Obligor shall be required to maintain insurance respecting any leased Real Property to the extent that a landlord of such Real Property is already maintaining such insurance with respect to such Real Property. Obligors also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Within 5 Business Days of the Closing Date, to the extent not provided on the Closing Date, Obligors shall deliver copies of all such policies to Agent with a satisfactory lender’s loss payable endorsement naming Agent as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b) Give Agent prompt notice of any loss in excess of $500,000 covered by such insurance. Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $1,000,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to the affected Obligor whatsoever in respect of such adjustments. Any monies in excess of $1,000,000 received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations of the applicable Borrower (provided, that, in the case of a prepayment of a LIBOR Rate Loan at a time other than the end of the Interest Period applicable thereto, Agent shall waive any Funding Losses resulting therefrom) or shall be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Agent for application to the cost of repairs, replacements, or restorations; provided, that, with respect to any such monies in an aggregate amount during any twelve consecutive month period not in excess of $1,000,000, so long as (A) at the time of receipt thereof, no Default or Event of Default shall have occurred and be continuing, (B) Administrative Borrower shall have given Agent prior written notice of its or the applicable Person’s intention to apply such monies to the costs of repairs, replacement or restoration of the property which is the subject of the loss, destruction, or taking by condemnation, and (C) Administrative Borrower or the applicable Person completes such repairs, replacement or restoration within six months after receiving such monies, the applicable Borrower shall have the option to apply such monies to the costs of repairs, replacement or restoration of the property which is the subject of the loss, destruction, or taking by condemnation unless and to the extent that such applicable period shall have expired without such repairs, replacement or restoration being made in which case any remaining amounts shall be paid to Agent and applied as set forth above.

(c) Not to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.7, unless Agent is included thereon on the same basis as required under Section 6.7(a) as named insured with the loss payable to Agent under a lender’s loss payable endorsement or its equivalent. Each Obligor immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.8 Location of Inventory and Equipment. By no later than 15 days after actual receipt by the US Borrower of a written request from Agent to provide the same, provide to Agent a list of the current locations of US Borrower’s Inventory and Equipment.

6.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.10 Leases. Pay when due all rents and other amounts payable under any leases to which any Obligor or any Subsidiary of any Obligor is a party or by which any Obligor’s or any Subsidiary of any Obligor’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or failure to make such payments would not reasonably be expected to result in a Material Adverse Change.

6.11 Existence. At all times preserve and keep in full force and effect each Obligor’s and each Subsidiary of any Obligor’s valid existence and good standing and any rights and franchises material to their businesses, except to the extent (i) permitted under Section 7.3 or 7.4 or (ii) failure to maintain such existence, rights or franchises would not reasonably be expected to result in a Material Adverse Change.

6.12 Environmental.

(a) Except to the extent failure to take such action would not reasonably be expected to result in a Material Adverse Change, keep any property either owned or operated by any Obligor or any Subsidiary free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) except to the extent failure to take such action would not reasonably be expected to result in a Material Adverse Change, comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity that would result in a Material Adverse Change from or onto property owned or operated by any Obligor or any Subsidiary and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 10 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien that would result in a Material Adverse Change has been filed against any of the real or personal property of any Obligor or any Subsidiary, (ii) commencement of any Environmental Action that would result in a Material Adverse Change or notice that any such Environmental Action will be filed against any Obligor or any Subsidiary, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.13 Disclosure Updates. Promptly and in no event later than 10 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, when taken together with all written information, exhibits and reports so furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

6.14 Formation of Subsidiaries.

(a) Subject to Section 4.4, at the time that any Obligor forms or acquires any direct Subsidiary organized under the laws of the United States after the Closing Date, such Obligor shall (a) cause such Subsidiary to provide to Agent a joinder to this Agreement together with such other documents (including Guaranty Agreements), security documents, as well as appropriate UCC-1 financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens and except as expressly provided otherwise hereunder or under any other Loan Document) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all of the direct or beneficial ownership interest in such Subsidiary, in form and substance reasonably satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.14(a) shall be a Loan Document; and

(b) Subject to Section 4.4, at the time that any Obligor forms or acquires any direct Subsidiary organized under the laws of any jurisdiction other than the United States after the Closing Date (other than a Subsidiary from which such Obligor cannot, with commercially reasonable efforts, obtain a Guaranty or Lien as a result of the laws, rules or regulations of the jurisdiction applicable to such Subsidiary), such Obligor shall cause such Subsidiary to enter into a Guaranty Agreement with respect to the Obligations of UK Borrower and PR Borrower Any document, agreement, or instrument executed or issued pursuant to this Section 6.14(b) shall be a Loan Document.

6.15 Post Closing Matters. The Borrowers shall deliver, or cause to be delivered, all items required to be delivered under Section 3.2 of this Agreement within the respective time periods set forth in Section 3.2.

7. NEGATIVE COVENANTS.

Each Obligor covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than unmatured contingent Obligations and Bank Product Obligations), Obligors will not and will not permit any of their respective Subsidiaries to do any of the following:

7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents;

(b) Indebtedness set forth on Schedule 5.22;

(c) Indebtedness arising under the terms of that certain Indenture, dated as of March 28, 2005, among Smart Modular Technologies (WWH), Inc., the Guarantors party thereto and U.S. Bank National Association, provided however, that in no event shall the aggregate principal amount outstanding under the Indenture exceed $81,250,000.00;

(d) refinancings, renewals, or extensions of Indebtedness permitted under Sections 7.1(b), 7.1(c) and this Section 7.1(d) (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of the Indebtedness so refinanced, renewed, or extended, (ii) in the case of Indebtedness permitted under Sections 7.1(b) and 7.1(c) only, such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Obligor, (iii) in the case of Indebtedness permitted under Section 7.1(b) only, if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(e) (i) Indebtedness comprising Permitted Intercompany Investments and (ii) Indebtedness consisting of guarantees of any Indebtedness of any other Obligor which Indebtedness is otherwise permitted under this Section 7.1;

(f) Indebtedness in connection with Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(g) Indebtedness described under clause (h) of the definition of Permitted Investments; and

(h) Indebtedness not otherwise permitted under this Section 7.1 so long as, except in the case of purchase money Indebtedness and capital leases, no Event of Default shall have occurred and be continuing at the time of such incurrence or would result therefrom; provided however, that Obligors shall not permit the aggregate principal amount of Indebtedness outstanding at any time for all Obligors pursuant to the provisions of Section 7.1(g) and this Section 7.1(h) to exceed the aggregate amount of Thirty Million Dollars ($30,000,000.00); provided however, that for purposes of calculating the aggregate amount of Indebtedness outstanding under clause (g) above, any Indebtedness that is also a Permitted Intercompany Investment shall not be deemed Indebtedness included in the aggregate amount of such Indebtedness outstanding under clause (g) above.

7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness), which Permitted Liens pursuant to clauses (b) through (i), (k) and (m) of the definition thereof may be prior or junior to Agent’s Liens.

7.3 Restrictions on Fundamental Changes. Enter into any merger, consolidation or reorganization, or reclassify its Stock or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except (i) that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (A) any Obligor may acquire ownership of or substantially all of the assets of any Person so long as such Person is engaging in the same or similar lines of business engaged in by such Obligor and, on a pro forma basis, considering the existing financial condition of the acquired Person together with all Obligors on a consolidated basis, no Default or Event of Default would occur as a result of such acquisition, (B) any Subsidiary may merge into an Obligor in a transaction in which such Obligor is the surviving corporation, (C) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Guarantor) is a Guarantor; provided, however, that in the event either Smart Modular Malaysia, Smart Modular Brazil or Modular Brazil merges into any Subsidiary that is not an Obligor and such Subsidiary is the surviving entity, (1) the applicable Obligor shall execute and deliver, or cause to be executed and delivered, to Agent a stock pledge agreement with respect to the pledge of the Stock of such surviving Subsidiary, together with (if applicable), all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank by such Obligor or such other applicable Person; provided, however, that, in the event such applicable Obligor is organized under the laws of the United States and such surviving Subsidiary is a CFC, the pledge of the Stock of such CFC shall not exceed 66% of the total combined voting power of all classes of Stock of such CFC entitled to vote, and (2) such surviving Subsidiary shall execute and deliver a joinder agreement, in form and substance reasonably satisfactory to Agent, to the Intercompany Subordination Agreement, (D) any Subsidiary (except any Borrower, US Buyer, Foreign Holdings, Smart Modular Malaysia, Modular Brazil and Smart Modular Brazil) may liquidate or dissolve if the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Obligors and is not materially disadvantageous to the Lenders, and (E) any Inactive Subsidiary may be liquidated or merged into any other Inactive Subsidiary or any Obligor so long as, in the event such Obligor is a Borrower, such merger is also permitted under clause (A), or (ii) in connection with any transactions permitted under Section 7.4 or 7.12.

7.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease (other than pursuant to an operating lease), license, assign, transfer, or otherwise dispose of any of the assets of any Obligor or any Subsidiary.

7.5 Change Name. Change any Obligor’s name, FEIN, organizational identification number, jurisdiction of organization, chief executive office or type of organization; provided, however, that an Obligor may do any of the foregoing upon at least 5 days prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Obligor or such Subsidiary provides any financing statements necessary to perfect or continue perfected Agent’s Liens.

7.6 Nature of Business. Make any change in the principal nature of their business.

7.7 Prepayments and Amendments. Intentionally Omitted.

7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9 Consignments. Other than in the ordinary course of business consistent with past practice, consign any of US Borrower’s Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.10 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Obligor’s Stock, of any class, whether now or hereafter outstanding (any such distribution or payment, a Restricted Payment”), except that:

(a) any Obligor or any Subsidiary may pay dividends with respect to its Stock payable solely in additional shares of its common stock;

(b) any Obligor may pay dividends to any other Obligor; and any Subsidiary that is not an Obligor may pay dividends to an Obligor or any other Subsidiary;

(c) any Subsidiary 100% of the Stock of which is not owned by Obligors may pay cash dividends to its shareholders generally so long as the Obligor or Subsidiary which owns the Stock in the Subsidiary paying such dividends receives at least its proportionate share thereof (based upon its relative holdings of Stock in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of Stock in such Subsidiary);

(d) any Obligor or any Subsidiary may make Restricted Payments to (i) purchase or redeem its Stock in connection with and pursuant to the terms of employee benefit and stock option plans, (ii) pay taxes, franchise fees and other fees to maintain its existence and provide for other operating costs or (iii) make loans or advances to employees in the ordinary course of business for costs and expenses incurred in connection with any such employee’s employment in accordance with past practices;

(e) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Obligor may make Restricted Payments that constitute fees permitted by Section 7.13(d), (e) or (f);

(f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Obligor may make Restricted Payments to Parent if, on a pro forma basis considering the effect of such Restricted Payment, (1) the Borrowers’ Adjusted Quick Ratio is and will be greater than 1.50 to 1.00, (2) the Borrowers are in compliance with the financial covenants set forth in Section 7.17(b) and (c) of this Agreement and (3) at least five (5) days prior to any Obligor making such Restricted Payment, the Administrative Borrower has delivered to Agent written computations confirming Borrowers’ compliance with this Section 7.10(f);

(g) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may make Restricted Payments if, on a pro forma basis considering the effect of such Restricted Payment, (1) the Borrowers’ Adjusted Quick Ratio is greater than 1.50 to 1.00, (2) the Borrowers are in compliance with the financial covenants set forth in Section 7.17(b) and (c) of this Agreement and (3) at least five (5) days prior to Parent making such Restricted Payment, the Administrative Borrower has delivered to Agent written computations confirming Borrowers’ compliance with this Section 7.10(g); and

(h) Intentionally Omitted.

7.11 Accounting Methods. Modify or change their fiscal year or their method of accounting (other than as may be required to conform to or permitted by GAAP).

7.12 Investments. Except for Permitted Investments, or as expressly permitted otherwise in this Agreement, directly or indirectly, make or acquire any Investment; provided, however, that, except as permitted by Sections 2.7 and 4.7, Obligors (other than Smart Modular Malaysia, Smart Modular Brazil and Modular Brazil) shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $15,000,000 outstanding at any one time unless the applicable Obligor, and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Obligors (other than Smart Modular Malaysia, Smart Modular Brazil and Modular Brazil) shall not establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

7.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Obligor except for (a) transactions permitted under Section 7.3(i) or as a Permitted Disposition pursuant to clause (e) of the definition thereof; (b) Restricted Payments permitted under Section 7.10; (c) Investments permitted under Section 7.12; (d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the payment of reasonable advisory fees from time to time; (e) the payment of reasonable and customary compensation to any director of any Obligor; and (f) transactions that are (i) upon fair and reasonable terms, (ii) if any such transaction involves payments by the Obligors in excess of $5,000,000, fully disclosed to Agent, and (iii) no less favorable to Obligors than would be obtained in an arm’s length transaction with a non-Affiliate.

7.14	Intentionally Omitted.
7.15	Intentionally Omitted.
7.16 7.17	Intentionally Omitted. Financial Covenants.

(a) Adjusted Quick Ratio. From and after the Closing Date, fail to cause Borrowers to maintain an Adjusted Quick Ratio equal to or greater than 1.00 to 1.00 as of the end of each fiscal quarter of Borrowers;

(b) Adjusted EBITDA. From and after the Closing Date, fail to cause Borrowers to maintain Adjusted EBITDA equal to or greater than Fifty Million Dollars ($50,000,000), as of the end of each fiscal quarter of Borrowers, and determined based upon Borrowers’ immediately preceding four fiscal quarters then ended; and

(c) Funded Debt/Adjusted EBITDA. From and after the Closing Date, fail to cause Borrowers to maintain a Funded Debt to Adjusted EBITDA Ratio equal to or less than 2.25 to 1.00, as of the end of each fiscal quarter of Borrowers.

7.18 Capital Expenditures. Incur (i) Capital Expenditures and (ii) Capital Leases in an aggregate amount (considering the aggregate expenditures and incurrence of obligations for Capital Expenditures and Capital Leases by all Obligors, collectively) in excess of Thirty Million Dollars ($30,000,000) during any fiscal year of the Obligors.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If any Borrower fails to pay when due and payable or when declared due and payable, all or any portion of its Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting its Obligations (other than Bank Product Obligations);

8.2 If any Obligor, as applicable:

(a) fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 3.4, 4.6, 6.7(a), 6.10, 6.11 (with respect to the Borrowers), and 7.1 through 7.18 of this Agreement;

(b) fails or neglects to perform, keep, or otherwise observe any term, provision, condition, covenant, or agreement contained in Sections 2.7(b), 2.7(c), 2.7(d) or 4.7 of this Agreement and such failure continues for a period of 2 Business Days;

(c) fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.2, 6.6, 6.7(b), 6.7(c), 6.8, 6.9, 6.13, and 6.14 of this Agreement and such failure continues for a period of 5 Business Days;

(d) fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents), in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 Business Days;

8.3 If any material portion of any Obligor’s or any Subsidiary’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or similarly comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Obligor or such Subsidiary;

8.4 If an Insolvency Proceeding is instigated or commenced by any Obligor or any Subsidiary;

8.5 If an Insolvency Proceeding is instigated or commenced against or in respect of any Obligor or any Subsidiary, and any of the following events occur: (a) the applicable Obligor or Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition (howsoever described) commencing such Insolvency Proceeding is not (i) timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, or (ii) dismissed, discharged, stayed, successfully challenged or restrained within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligation to extend credit hereunder, (c) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Obligor or any Subsidiary, (d) a provisional liquidator is appointed, or (e) an order for relief shall have been entered therein;

8.6 If any Obligor or any Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7 [INTENTIONALLY OMITTED]

8.8 If a judgment or other claim for the payment of money (including pursuant to any notice of Lien, levy, assessment or other asserted claim with respect to taxes or debts owing to the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency) in excess of $5,000,000 (not including any amount covered by insurance) becomes a Lien (other than a Permitted Lien), distress, execution, attachment or sequestration upon or against any material portion of any Obligor’s or any Subsidiary’s properties or assets and the same is not dismissed, restrained, released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by such Obligor or Subsidiary, as applicable (except where the amount in controversy is less than $1,000,000 and is subject to a Permitted Protest);

8.9 If there is a default in any material agreement in respect of Indebtedness involving an aggregate amount of $5,000,000, or more, to which any Obligor or any Subsidiary is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Person’s obligations thereunder, or to terminate such agreement the consequence of which would result in a Material Adverse Change;

8.10 If any Obligor or any Subsidiary makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11 If any material misstatement or misrepresentation exists, as of the date when made or deemed made, in any warranty, representation, statement, or Record to the Lender Group by any Obligor or any Subsidiary, or any officer, employee, agent, or director of any Obligor or any Subsidiary;

8.12 Except as expressly permitted under any Loan Document, if the obligation of any Guarantor under any Guaranty Agreement is limited or terminated by operation of law or by such Guarantor thereunder; or

8.13 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (b) as a result of the Agent’s actions or failure to act, including, without limitation, the failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the relevant Loan Document, or (c) to the extent such failure shall be attributable to any action contemplated under Section 3.4 if the time period provided in such Section for such action shall not have expired; or

8.14 Except as expressly permitted under any Loan Document, any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligor or any Subsidiary, or a proceeding shall be commenced by any Obligor or any Subsidiary, or by any Governmental Authority having jurisdiction over any Obligor or any Subsidiary, seeking to establish the invalidity or unenforceability thereof, or any Obligor or any Subsidiary shall deny that it has any liability or obligation purported to be created under any Loan Document.

8.15 Any event that materially impairs the rights of the Lenders under this Agreement arising from Administrative Borrower’s failure to disclose any and all material facts, documents or other information requested pursuant to the Due Diligence Letter the consequence of which would result in a Material Adverse Change.

9. THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand except as set forth below), may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Obligors:

(a) Upon notice to Borrowers, declare all Obligations (other than Bank Product Obligations), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Upon notice to Borrowers, cease advancing money or extending credit to or for the benefit of Obligors under this Agreement, under any of the Loan Documents (other than Bank Product Agreements), or under any other agreement between Obligors and the Lender Group;

(c) Upon notice to Borrowers, terminate this Agreement and any of the other Loan Documents (other than Bank Product Agreements) as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Obligors’ Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit the Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e) Cause Obligors to hold all of their returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of Obligors or in Obligors’ possession;

(f) Without notice to or demand upon any Obligor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Obligor agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Obligor authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Obligors’ Loan Account therefor. With respect to any of Obligors’ owned or leased premises, each Obligor hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to any Obligor (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), to the extent permitted by applicable law, set off and apply to the Obligations of such Obligor any and all (i) balances and deposits of such Obligor held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of such Obligor held by the Lender Group;

(h) Hold, as cash collateral, any and all balances and deposits of any Obligor held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations of such Obligor;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Obligor Collateral. Each Obligor hereby grants to Agent a non-exclusive license or other right to use, without charge, such Obligor’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Obligor Collateral, in completing production of, advertising for sale, and selling any Obligor Collateral and such Obligor’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j) Sell the Obligor Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Obligors’ premises) as Agent determines in its Permitted Discretion is commercially reasonable. It is not necessary that the Obligor Collateral be present at any such sale but Agent shall give Administrative Borrower (for the benefit of the applicable Obligor) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Obligor Collateral, the time on or after which the private sale or other disposition is to be made; and

(i) The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Obligor Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market; and

(ii) Agent, on behalf of the Lender Group may credit bid and purchase at any public sale;

(k) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Obligor Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(l) The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Obligors or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than Bank Product Obligations) then outstanding, together with all accrued and unpaid interest thereon, and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Obligors.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

If any Obligor fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Obligor, may do any or all of the following: (a) make payment of the same or any part thereof (except to the extent the same is subject to a Permitted Protest expressly permitted under this Agreement), (b) set up such reserves in Obligors’ Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Each Obligor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Obligor may in any way be liable.

11.2 The Lender Group’s Liability for Obligor Collateral. Each Obligor hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code, Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Obligor Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, except, in each case, to the extent such liability arises from the Agent’s gross negligence or willful misconduct, and (b) except as otherwise provided in clause (a), all risk of loss, damage, or destruction of the Obligor Collateral shall be borne by Obligors.

11.3 Indemnification. Each Obligor shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in the case of Agent only, in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Obligors’ and their Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Obligors shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that resulted from the gross negligence or willful misconduct of such Indemnified Person. Neither Agent nor any Lender shall have any liability to a Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by Guaranty Agreement to which such Guarantor is a party, or any act, omission or event occurring in connection therewith, unless it is determined by a final and non-appealable judgment or court order binding on such entity that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Obligors were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Obligors with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Obligors or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Obligors in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative Borrower: 4211 Starboard Drive	SMART MODULAR TECHNOLOGIES, INC. Fremont, California 94538

Attn: Jack Pacheco, Chief Financial Officer Fax No. (510) 360-8500 with copies to: DAVIS POLK & WARDWELL 450 Lexington Avenue New York, New York 10017 Attn: Karin S. Day, Esq.

Fax No. (212) 450-3320

If to Agent: WELLS FARGO BANK, NATIONAL ASSOCIATION

121 Park Center Plaza, 3rd Floor San Jose, California 95113 Attn: Karen A. Byler Fax No. (408) 295-0639 with copies to:	CHAPMAN AND CUTLER LLP

595 Market Street, Suite 2600

San Francisco, California 94105

Attn: Gregory S. Clore, Esq.

Fax No. (415) 541-0506

Any party may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Obligor Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Obligor acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Obligor Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) THE PARTIES AGREE THAT TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY OBLIGOR COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH OBLIGOR COLLATERAL OR OTHER PROPERTY MAY BE FOUND. OBLIGORS AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

TO THE EXTENT PERMITTED BY APPLICABLE LAW, OBLIGORS AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. OBLIGORS AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that (i) Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (B) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance, and (C) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000, and (ii) so long as no Event of Default has occurred and is continuing, such assigning Lender shall obtain the consent of the Administrative Borrower, which consent shall not be unreasonably withheld or delayed. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Obligors and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 17.10 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Obligors or the performance or observance by Obligors of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not, solely as a result of such participation, constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Obligors, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant, solely in its capacity as a Participant, has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Obligors hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the extent permitted by applicable law, be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Obligors, the Collections of Obligors or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant, solely as a Participant, shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.10, disclose all documents and information which it now or hereafter may have relating to Obligors and their Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that, except in connection with a transaction permitted under Section 7.3(a), Obligors may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. Except as permitted by Section 15.1, no consent to assignment by the Lenders shall release any Obligor from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 and, except as expressly required pursuant to Section 14.1, no consent or approval by any Obligor is required in connection with any such assignment.

15. AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Obligors therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Obligors) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders and Administrative Borrower (on behalf of all Obligors) and acknowledged by Agent, do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the percentage of the Commitments that is required to take any action hereunder,

(e) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(f) release Collateral other than as permitted by Section 4 or 16.12 or except as expressly permitted in any Loan Document,

(g) change the definition of Required Lenders or Pro Rata Share,

(h) contractually subordinate any of the Agent’s Liens, except to a Permitted Lien,

(i) except as expressly permitted in any Loan Document, release any Obligor from any obligation for the payment of money, or

(j) (i) change the definition of Maximum Revolver Amount or (ii) change Section 2.1.

Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by Agent or Issuing Lender as applicable, affect the rights or duties of Agent (including under Section 16) or Issuing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Obligors, shall not require consent by or the agreement of Obligors.

15.2 Replacement of Holdout Lender. If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Obligors of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16. AGENT; THE LENDER GROUP.

16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than the proviso to Section 16.11(d)) are solely for the benefit of Agent, and the Lenders, and Obligors and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that Wells Fargo is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Obligors and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Obligors and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Obligors and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Obligors, the Obligations, the Collateral, the Collections of Obligors and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in good faith and without gross negligence or willful misconduct.

16.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except as a result its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Obligor or any Subsidiary or Affiliate of any Obligor, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Obligors or the books or records or properties of any of Obligors’ Subsidiaries or Affiliates.

16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Obligors or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Obligors and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Obligors and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Obligors. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Obligors and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Obligors and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Obligors are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Obligors and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Obligors and their Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Obligors and without limiting the obligation of Obligors to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Obligors. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8 Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Obligors and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Obligors or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Obligors or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

16.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders and the Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall, in consultation with the Administrative Borrower, appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and the Administrative Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders, in consultation with the Administrative Borrower, may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, (i) such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent, (ii) the term “Agent” shall mean such successor Agent and (iii) the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Obligors and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Obligors or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Obligors or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them.

16.11 Withholding Taxes.

(a) If any Lender is a “foreign person” within the meaning of the IRC such Lender agrees with and in favor of Agent and Obligors, to deliver to Agent and Administrative Borrower one of the following before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower:

(i) if such Lender is eligible (within such Lender’s reasonable judgment) to claim an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to a Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN;

(ii) if such Lender is eligible (within such Lender’s reasonable judgment) to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed IRS Form W-8BEN;

(iii) if such Lender is eligible (within such Lender’s reasonable judgment) to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI;

(iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Each Lender (or assignee of such Lender) that is a “foreign person” within the meaning of the IRC confirms that, as of the date of this Agreement (or the date of such assignment), it is entitled to a complete exemption from U.S. withholding tax on interest or fees received by it from sources in the United States.

Such Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Obligors to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Obligors to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid. In addition, in the case of participations, such Lender agrees to deliver to Agent an IRS Form W8-IMY of the Lender and an IRS Form W9 or W8-BEN of each participant entitling Borrowers to make payments in the same (or lesser) amounts as if such participation has not been granted.

(c) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.11(a) are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(e) All payments made by Obligors under this Loan Agreement and under any of the other Loan Documents will be made without setoff, counterclaim, or other defense. Except as otherwise required by law, all payments made by Obligors under this Loan Agreement and under any of the other Loan Documents will be made free and clear of, and without deduction or withholding for, any present or future Taxes. Taxes shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of a similar nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax, levy, impost, duty, fee, assessment or other charge of similar nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender, or as a result of a Lender having its residence, place of organization, principal place of business, or branch or lending office participating in the transactions set forth herein in such jurisdiction or political subdivision or taxing authority thereof or therein) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Obligor, as applicable, agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any of the other Loan Documents, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that no Obligor shall be required to increase any such amounts payable to Agent or any Lender (i) if such Person fails to comply with the other requirements of this Section 16.11, (ii) if the increase in such amount payable results from Agent’s or such Lender’s own bad faith, willful misconduct, or gross negligence, or (iii) on account of any Taxes that would not have been imposed but for the existence of any present or former connection between the Lender or Agent and the jurisdiction imposing the Taxes (other than any such connection arising solely from such Lender’s or Agent’s having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement or any other Loan Document) and provided further that (a) UK Borrower shall not be required to increase any such amount payable to Agent or any Lender that is not on the date payment is due a UK Qualifying Lender in excess of the amount that UK Borrower would have had to pay had the relevant Lender been on the date payment is due a UK Qualifying Lender, and (b) US Borrower shall not be required to pay any US withholding tax that is imposed on amounts payable to a Lender that is a “foreign person” within the meaning of the IRC at the time such Lender becomes a party to this Agreement or is attributable to such Lender’s failure to comply with Section 16.11(a). Obligors will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Obligors.

(f) Each Lender shall, at the request of Agent or Administrative Borrower, use its best efforts to comply timely with any certification, identification information, documentation or other reporting requirements if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Taxes for which any Obligor is required to pay additional amounts to or for the account of such Lender pursuant to this Section 16.11; provided that complying with such requirements would not be materially more onerous (in form, in procedure or in substance of information disclosed) to such Lender than complying with the comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice.

(g) If any Obligor is required to pay additional amounts to or for the account of any Lender pursuant to this Section 16.11 as a result of a change of law occurring after the date hereof, then such Lender agrees to designate a different lending office if such designation will eliminate or reduce such additional payment which may thereafter accrue and would not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to such Lender.

(h) If any increased payment by any Obligor is made to or for the account of any Lender pursuant to this Section 16.11 on account of Taxes then, if any Lender reasonably determines that it has received or been granted a refund of, credit against or remission of such Taxes, such Lender shall reimburse to such Obligor such amounts as such Lender shall determine to be attributable to the relevant Taxes; provided, that (i) such Lender shall not be obligated to disclose to any Obligor any information regarding its tax affairs and computations, and (ii) nothing herein shall be construed so as to interfere with the right of such Lender to arrange its tax affairs as it deems appropriate.

(i) If any Lender is assigned an interest hereunder by another Person or designates a new lending office, notwithstanding anything in this Section 16.11, no Obligor will be required to make payments under this Section 16.11 with respect to taxes that are imposed on amounts payable to the Lender at the time the Lender becomes party to this Agreement (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to this Section 16.11.

(j) Each Lender which has made (or is an Assignee of a Lender which made) a UK Borrower Advance confirms to UK Borrower in respect of such UK Borrower Advance that it is a UK Qualifying Lender. This confirmation is given as at the date of this Agreement, in the case of a Lender which is a Lender at the date of this Agreement, and, in the case of an Assignee, is deemed to be given on the date on which the Assignee becomes a party to this Agreement.

(k) As used in this Section 16.11, the following terms shall have the following definitions:

“Treaty Lender” means a Lender which:

(i) is resident (as defined in the appropriate United Kingdom tax treaty) in a country with which the United Kingdom has a double taxation agreement giving residents of that country full exemption from taxation on interest by the United Kingdom;

(ii) does not carry on business in the United Kingdom through a permanent establishment with which the payment is effectively connected;

(iii) on the date the payment falls due, is (subject only to the completion of any necessary procedural formalities) entitled to the payment without any deduction for or on account of taxation on interest by the United Kingdom; and

(iv) has complied in full with its obligations under Section 16.11(f).

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of a UK Borrower Advance and which is:

(i) a Lender within the charge to corporation tax by the United Kingdom in respect of a payment of interest on a UK Borrower Advance made by a person that was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as defined as of the date hereof in section 840A of the Income and Corporation Taxes Act 1988) at the time the UK Borrower Advance was made;

(ii) a Person satisfying one of the conditions of section 349B of the Income and Corporation Taxes Act 1988 at the time the payment is made; or

(iii) a Treaty Lender.

16.12 Collateral and Guaranty Matters.

(a) Notwithstanding anything to the contrary in any other Loan Document, the Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral or the obligations of any Guarantor hereunder or under its Guaranty or the other Loan Documents (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations (other than unmatured contingent obligations and Bank Product Obligations), (ii) if such Collateral constitutes property that, or such Guarantor that is being (or has been) sold or disposed of (A) if a release is required or desirable in connection therewith and (B) if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) if such Collateral constitutes property in which no Obligor or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) if such Collateral constitutes property leased to an Obligor or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral or any such Guarantor pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document the terms of which, in Agent’s Permitted Discretion, would expose Agent to liability or create any obligation of Agent or entail any consequence to Agent other than the release of such Lien or Guarantor without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Obligors in respect of) all interests retained by Obligors, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Obligors or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Obligors or any deposit accounts of Obligors now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Obligors and will rely significantly upon the Books, as well as on representations of Obligors’ personnel,

(d) agrees to keep in a confidential manner in accordance with Section 17.10, (i) all Reports and other material, non-public information, regarding Obligors and their Subsidiaries and their operations, assets, and existing and contemplated business plans or (ii) any information relating to any agreement to which an Obligor is a party the terms of which are subject to a confidentiality provision, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Obligors, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Obligors; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Obligors to Agent that has not been contemporaneously provided by Obligors to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Obligors, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to any Obligor or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.19 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Chapman and Cutler LLP only has represented and only shall represent Wells Fargo in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that Chapman and Cutler LLP does not represent it in connection with any such matters.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Obligors, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Obligors, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto. In the event two or more agreements made in favor of any member of the Lender Group in connection with this Agreement grant a Lien in the same Collateral, the fact that any one such agreement may describe such Collateral in specific terms shall not be construed to limit any Lien granted in the same Collateral which is described in general terms in another such agreement.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Amendments in Writing. This Agreement only can be amended by a writing in accordance with Section 15.1.

17.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Obligors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.8 Jurisdiction, Service of Process and Venue.

(a) Each party hereto irrevocably and unconditionally submits, to the extent permitted by applicable law, to any suit, action or proceeding with respect to this Agreement or any other Loan Document or any judgment entered by any court in respect thereof to the jurisdiction of (i) the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and any appellate court from any thereof, and (ii) to the courts of its own corporate domicile, at the election of the plaintiff, in respect of actions brought against it as a defendant, and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.

(b) Each Foreign Obligor hereby irrevocably appoints C T Corporation System, in New York, New York (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, NY 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of such Obligor and its Collateral service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York, and each Obligor agrees that the failure of the Process Agent to give any notice of any such service of process to such Obligor shall not, to the extent permitted by applicable law, impair or affect the validity of such service or, the enforcement of any judgment based thereon. Such appointment shall be irrevocable as long as the Obligations are outstanding, except that if for any reason the Process Agent appointed hereby ceases to act as such, each Foreign Obligor will, by a writing reasonably satisfactory to Agent, appoint another Person in the Borough of Manhattan, New York as such Process Agent subject to the approval of the Agent. Each Foreign Obligor hereby further irrevocably consents to the service of process in any suit, action or proceeding in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York by the mailing thereof by Agent or any Lender by registered or certified mail, postage prepaid, to such Obligor at its address set forth beneath its signature hereto. Each Foreign Obligor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a Process Agent pursuant to this Section in full force and effect and to cause the Process Agent to act as such.

(c) Nothing herein shall in any way be deemed to limit the ability of Agent or any Lender to serve any such process or summons in any other manner permitted by applicable law.

(d) Each Obligor hereby irrevocably and unconditionally waives, to the extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document brought in the United States District Court for the Southern District of New York or in any New York State Court sitting in the Borough of Manhattan, New York, or in any appellate court from any thereof, and hereby further irrevocably waives, to the extent permitted by applicable law, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to which it may be entitled on account of place of residence or domicile. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which any Obligor is or may be subject, by suit upon judgment or in any other manner permitted by applicable law. Nothing in this Agreement shall affect any right that Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its Collateral in the courts of any jurisdiction.

17.9 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under the Loan Documents in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase Dollars with such other currency at New York City on the Business Day preceding that on which final, nonappealable judgment is given.

(b) The obligations of each Obligor in respect of any sum due to the Agent and the Lenders under the Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by Agent of any sum adjudged to be so due in such other currency, Agent may, in accordance with normal, reasonable banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to Agent and the Lenders in Dollars, each Obligor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and the Lenders against such loss.

17.10 Confidentiality. The Agent and the Lenders each individually (and not jointly or jointly and severally) agree that (i) material non-public information regarding Obligors and their Subsidiaries, their operations, assets, and existing and contemplated business plans, and (ii) any information relating to any agreement to which an Obligor is a party the terms of which are subject to a confidentiality provision shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, provided that any such Person shall have agreed to receive such information hereunder subject to the terms of this Section 17.10 or a similar confidentiality agreement, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.10, (c) upon notice to the Administrative Borrower, as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) upon notice to the Administrative Borrower, as may be agreed to in advance by any Obligor or any of its Subsidiaries or as required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 17.10, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.10 shall survive the payment in full of the Obligations.

17.11 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.12 US Borrower as Agent for Borrowers. To the extent permitted by applicable law, each Borrower hereby irrevocably appoints US Borrower as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

17.13 Reaffirmation. In connection with the execution and delivery of this Agreement, each Guarantor hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Loan Documents to which it is a party and hereby undertakes to pay and perform the same, as such obligations may have been increased, extended or otherwise modified as a result of this Agreement and any other document executed by any Person in connection therewith and, to the extent such Guarantor granted Liens on or security interests in any of the Collateral pursuant to any such Loan Document, hereby ratifies and reaffirms such grant of security and confirms and agrees that such Liens and security interests hereafter continue to secure all of the Obligations and all other obligations of the Obligors pursuant to the terms of the Loan Documents and shall extend to secure the Obligations and all other obligations of the Obligors pursuant to the terms of the Loan Documents to the extent the same are varied, increased, extended or otherwise modified by this Agreement and any other documents executed by any Person in connection therewith.

17.14 No Novation. The appearing parties herein declare that all the terms and conditions of the Original Loan Agreement continue to remain, as herein amended, in full force and effect and by these presents the appearing parties hereby ratify, reaffirm and confirm all the terms and conditions of the Original Loan Agreement and further declare that it is their express intention that the transactions set forth in this Agreement shall in no way, manner of form be construed or be interpreted as an extinctive novation of any of the obligations and agreements set forth in the Original Loan Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (FOREIGN HOLDINGS), INC.,
formerly known as Modular (Foreign Holdings) Inc.,
an exempted company organized under the laws of the Cayman Islands, as an
Obligor
By: /s/ Iain MacKenzie

Name: Iain MacKenzie

Title: President / Director

IN THE PRESENCE OF:
Witness: _/s/ Kelly Maze

Name: Kelly Maze

SMART MODULAR TECHNOLOGIES (DE), INC., formerly known as Modular, Inc., a Delaware corporation, as an Obligor By: /s/ Iain MacKenzie

Name: Iain MacKenzie

Title: President / Director

SMART MODULAR TECHNOLOGIES, INC., as successor by merger to Modular Merger Corporation, a California corporation, as an Obligor By: /s/ Iain MacKenzie

Name: Iain MacKenzie

Title: CEO / President / Director

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED, a company organized under the laws of England and Wales, as an Obligor By: /s/ Iain MacKenzie

Name: Iain MacKenzie

Title: Director

By: /s/ A. Nguyen

Name: Ann Nguyen

Title: Secretary

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC., an exempted company organized under the laws of the Cayman Islands, as an Obligor By: /s/ Iain MacKenzie

Name: Iain MacKenzie

Title: CEO / President / Director

IN THE PRESENCE OF:
By: /s/ A. Nguyen

Name: Ann Nguyen

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (WWH), INC., an exempted company organized under the laws of the Cayman Islands, as an Obligor By: /s/ Iain MacKenzie

Name: Iain MacKenzie

Title: CEO / President / Director

IN THE PRESENCE OF:
By: /s/ A. Nguyen

Name: Ann Nguyen

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (GLOBAL), INC., an exempted company organized under the laws of the Cayman Islands, as an Obligor By: /s/ Iain MacKenzie

Name: Iain MacKenzie

Title: Director

IN THE PRESENCE OF:
Witness: _/s/ Kelly Maze

Name: Kelly Maze

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (DH), INC., an exempted company organized under the laws of the Cayman Islands, as an Obligor By: /s/ Iain MacKenzie

Name: Iain MacKenzie

Title: Director

IN THE PRESENCE OF:
Witness: _/s/ Kelly Maze

Name: Kelly Maze

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (CI), INC., an exempted company organized under the laws of the Cayman Islands, as an Obligor By: /s/ Iain MacKenzie

Name: Iain MacKenzie

Title: Director

IN THE PRESENCE OF:
Witness: _/s/ Kelly Maze

Name: Kelly Maze

SMART MODULAR TECHNOLOGIES INDÚSTRIA DE COMPONENTES ELETRÔNICOS LTDA.,
a limited liability company (sociedade limitada) organized under the Federative
Republic of Brazil, as an Obligor
By: /s/ Rogerio D. J. Nunes

Name: Rogerio D. J. Nunes

Title: General Manager

MODULAR BRASIL PARTICIPAÇÕES LTDA., a limited liability company (sociedade limitada) organized under the Federative Republic of Brazil, as an Obligor By: /s/ Rogerio D. J. Nunes

Name: Rogerio D. J. Nunes

Title: General Manager

SMART MODULAR TECHNOLOGIES SDN. BHD., a corporation organized under the laws of Malaysia, as an Obligor By: /s/ Iain MacKenzie

Name: Iain MacKenzie

Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Lender By: /s/ Karen Byler

Name: Karen Byler

Title: Senior Vice President

EXHIBITS AND SCHEDULES

Exhibit A-1 Exhibit C-1 Exhibit C-2 Exhibit C-3 Exhibit C-4 Exhibit G-1 Exhibit L-1	Form of Assignment and Acceptance Form of Compliance Certificate Intentionally Omitted Intentionally Omitted Form of Copyright Security Agreement Form of Guaranty Agreement Form of LIBOR Notice

Exhibit O-1 Form of Opinion from Ann Nguyen, General Counsel to the Obligors
Exhibit O-2 Form of Opinion from Davis Polk & Wardwell, special New York counsel to the Obligors

Exhibit O-3 Exhibit O-4 Exhibit O-5	Form of Opinion from Morris, Nichols, Arsht & Tunnell,
special Delaware counsel to US Buyer
Form of Opinion from White & Case, special California
counsel to US Borrower
Form of Opinion from Maples and Calder, special Cayman
Islands counsel to Foreign Holdings and PR Borrower

Exhibit O-6 Form of Opinion from Pietrantoni Mendez & Alvarez LLP, special Puerto Rican counsel to PR Borrower
Exhibit O-7 Form of Opinion from Shearn Delamore & Co., special Malaysian counsel to Smart Modular Malaysia

Exhibit O-8 Form of Opinion from Machado, Meyer, Sendacz e Opice Advogados, special Brazilian counsel to Smart Modular Brazil, relating to the Modular Brazil Pledge Agreement

Exhibit O-9 Form of Opinion from Mayer, Brown, Rowe & Maw LLP, special United Kingdom counsel to UK Borrower

Exhibit O-10 Exhibit P-1 Exhibit P-2 Exhibit P-4 Exhibit P-5 Exhibit P-6 Exhibit P-8 Exhibit P-9 Exhibit T-1 Exhibit U	Form of Opinion from Tods Murray LLP, special
Scottish
Form of Patent Security Agreement
Form of PR Borrower Pledge Agreement
Form of Smart Modular Malaysia Pledge Agreement
Form of UK Borrower Pledge Agreement
Form of US Borrower Pledge Agreement
Form of Modular Brazil Pledge Agreement
Form of Smart Modular Brazil Pledge Agreement
Form of Trademark Security Agreement
Existing Lender Assignment and Acceptance	counsel to UK Borrower

Schedule A-1
Schedule A-2
Schedule C-1
Schedule D-1
Schedule I
Schedule P-1
Schedule 2.7(a)
Schedule 3.1(f)
Schedule 3.1(j)
Schedule 5.7(a)
Schedule 5.7(b)
Schedule 5.7(c)
Schedule 5.7(d)
Schedule 5.8(b)
Schedule 5.8(c)
Schedule 5.10
Schedule 5.14
Schedule 5.16
Schedule 5.18
Schedule 5.20
Schedule 5.22
Agent’s Account
Authorized Persons
Commitments
Designated Account
Inactive Subsidiaries
Permitted Liens
Cash Management Banks
List of Material Foreign Jurisdictions of Borrowers
List of Material Foreign Jurisdictions of Guarantors
States of Organization
Chief Executive Offices
FEINS
Commercial Tort Claims
Capitalization of Obligors
Capitalization of Obligors’ Subsidiaries
Litigation
Environmental Matters
Intellectual Property
Deposit Accounts and Securities Accounts
Corporate Chart
Permitted Indebtedness

1.	DEF	INITIONS AND CONSTRUCTION 2	/sc>
	1.1	Definitions	2
	1.2	Accounting Terms	42
	1.3	Code	42
	1.4	Construction	42
	1.5	Schedules and Exhibits	43
2.		LOAN AND TERMS OF PAYMENT	43
	2.1	Advances	43
	2.2	Intentionally Omitted	44
	2.3	Borrowing Procedures and Settlements	44
	2.4	Payments	52
	2.5	Overadvances	57

2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations 57

2.7Cash Management		59
2.8Crediting Payments		60
2.9Designated Account		60
2.10Maintenance of Loan Account; Statements of Obligations		61
2.11Fees		61
2.12Letters of Credit		62
2.13LIBOR Option		68
2.14Capital Requirements		71
3.	CONDITIONS; TERM OF AGREEMENT	71
3.1Conditions Precedent to Effectiveness of this Agreement		71
3.2Conditions Subsequent to the Initial Extensions of Credit		75
3.3Conditions Precedent to all Extensions of Credit		76
3.4Term		76
3.5Effect of Termination		76
3.6Early Termination by Borrowers		77
4.	CREATION OF SECURITY INTEREST	78
4.1Grant of Security Interest		78
4.2Negotiable Collateral		78

4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral 78

4.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required 79

4.5Power of Attorney		80
4.6Right to Inspect		80
4.7Control Agreements		80
5.	REPRESENTATIONS AND WARRANTIES	81
5.1No Encumbrances		81

5.2	Eligible US Accounts; Eligible PR Accounts; and Eligible UK Accounts 81

5.3	Eligible US Inventory	82
5.4	Equipment	82
5.5	Location of Inventory and Equipment	82
5.6	Inventory Records	82

5.7	Jurisdiction of Organization; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims 82

5.8Due Organization and Qualification; Subsidiaries		82
5.9Due Authorization; No Conflict		83
5.10Litigation		84
5.11Financial Statements; Material Adverse Change		84
5.12Fraudulent Transfer		85
5.13Employee Benefits		85
5.14Environmental Condition		85
5.15Brokerage Fees		86
5.16Intellectual Property		86
5.17Leases		86
5.18DDAs		86
5.19Complete Disclosure		86
5.20Corporate Structure		87
5.21Inactive Subsidiaries		87
5.22Indebtedness		87
6.	AFFIRMATIVE COVENANTS	87
6.1Accounting System		87
6.2Intentionally Omitted		87
6.3Financial Statements, Reports, Certificates		89
6.4Returns		91
6.5Maintenance of Properties		91
6.6Taxes		91
6.7Insurance		92
6.8Location of Inventory and Equipment		93
6.9Compliance with Laws		93
6.10Leases		93
6.11Existence		93
6.12Environmental		93
6.13Disclosure Updates		94
6.14Formation of Subsidiaries		94
6.15Post Closing Matters		94
7.	NEGATIVE COVENANTS	95
7.1Indebtedness		95
7.2Liens		96
7.3Restrictions on Fundamental Changes		96
7.4Disposal of Assets		97
7.5Change Name		97
7.6Nature of Business		97
7.7Prepayments and Amendments		97
7.8Change of Control		98
7.9Consignments		98
7.10Distributions		98
7.11Accounting Methods		99
7.12Investments		99
7.13Transactions with Affiliates		99
7.14Intentionally Omitted		100
7.15Intentionally Omitted		100
7.16Inventory and Equipment with Bailees		100
7.17Financial Covenants		100
8.	EVENTS OF DEFAULT	100
9.	THE LENDER GROUP’S RIGHTS AND REMEDIES	103
9.1Rights and Remedies		103
9.2Remedies Cumulative		105
10.	TAXES AND EXPENSES	105
11.	WAIVERS; INDEMNIFICATION	106
11.1Demand; Protest; etc		106
11.2The Lender Group’s Liability for Obligor Collateral		106
11.3Indemnification		106
12.	NOTICES	107
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	108
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	109
14.1Assignments and Participations		109
14.2Successors		111
15.	AMENDMENTS; WAIVERS	111
15.1Amendments and Waivers		111
15.2Replacement of Holdout Lender		113
15.3No Waivers; Cumulative Remedies		113
16.	AGENT; THE LENDER GROUP	113
16.1Appointment and Authorization of Agent		113
16.2Delegation of Duties		114
16.3Liability of Agent		114
16.4Reliance by Agent		115
16.5Notice of Default or Event of Default		115
16.6Credit Decision		115
16.7Costs and Expenses; Indemnification		116
16.8Agent in Individual Capacity		117
16.9Successor Agent		117
16.10Lender in Individual Capacity		117
16.11Withholding Taxes		118
16.12Collateral and Guaranty Matters		121
16.13Restrictions on Actions by Lenders; Sharing of Payments		122
16.14Agency for Perfection		123
16.15Payments by Agent to the Lenders		123
16.16Concerning the Collateral and Related Loan Documents		123

16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information 123

16.18Several Obligations; No Liability		124
16.19Legal Representation of Agent		125
17.	GENERAL PROVISIONS	125
17.1Effectiveness		125
17.2Section Headings		125
17.3Interpretation		125
17.4Severability of Provisions		125
17.5Amendments in Writing		126
17.6Counterparts; Telefacsimile Execution		126
17.7Revival and Reinstatement of Obligations		126
17.8Jurisdiction, Service of Process and Venue		126
17.9Judgment Currency		127
17.10Confidentiality		128
17.11Integration		128
17.12US Borrower as Agent for Borrowers		128
17.13Reaffirmation		129
17.14No Novation		129